-------------------------------------------------------------------
-------------------------------------------------------------------

     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 2000

                                    SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      KRUPP REALTY LIMITED PARTNERSHIP - V
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             THE KRUPP CORPORATION
                    THE KRUPP COMPANY LIMITED PARTNERSHIP-II
--------------------------------------------------------------------------------
     (Name of Persons Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:  $7,491.48
         -----------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
         Schedule 13E-3 (File No. 5-47451)
         -----------------------------------------------------------------------

     (3) Filing Party:
         Krupp Realty Limited Partnership-V, KR5 Acquisition, L.L.C., KRF Company, L.L.C., The Krupp Family Limited Partnership-94, The Krupp Corporation, The Krupp Company Limited Partnership-II, Douglas Krupp and George Krupp
         -----------------------------------------------------------------------
     (4) Date Filed:  January 21, 2000
         -----------------------------------------------------------------------

-------------------------------------------------------------------
-------------------------------------------------------------------

                      KRUPP REALTY LIMITED PARTNERSHIP - V
                               ONE BEACON STREET
                                   SUITE 1500
                          BOSTON, MASSACHUSETTS 02108

                            ------------------------

Dear Limited Partner:

    You are cordially invited to attend a Special Meeting of Unitholders of Krupp Realty Limited Partnership - V, to be held on April 27, 2000 at 9:00 a.m., local time, at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

    At the special meeting you will be asked to consider and vote upon a proposed merger, described in the accompanying proxy statement, of Krupp Realty with and into KR5 Acquisition, L.L.C., a Delaware limited liability company that is an affiliate of the general partners. Under the terms of the merger, KR5 is offering you $1,200 per unit in cash. If the merger is completed, you will no longer hold any interest in Krupp Realty. The general partners of Krupp Realty and KR5 Acquisition, together with the persons or entities which control them, have determined that the merger transaction is fair to the unitholders unaffiliated with the general partners or KR5 Acquisition and in these unitholders' interests and therefore recommend that unitholders vote "FOR" the merger and the amendment.

    Among the factors considered by the above parties in making the recommendation were the following:

    - Cushman & Wakefield, an independent real estate consulting firm, appraised the properties owned by Krupp Realty. This offer represents a $336 premium over the independent appraised value of $864 per unit determined based primarily upon Cushman & Wakefield's appraisals; and

    - ERP Operating Limited Partnership, a wholly owned subsidiary of Equity Residential Properties, itself a $5.3 billion Chicago based Real Estate Investment Trust UNAFFILIATED with Krupp Realty and the general partners, first sought to acquire control of Krupp Realty in November 1999 through a tender offer for the units at $675 per unit. KR5 in turn offered $864 per unit, and through a subsequent bidding contest, the price offered to you increased from $864 to $1,200 per unit.

    Please read the entire proxy statement carefully, including the discussion concerning the factors considered by the general partners in making their recommendation.

    The merger, the related merger agreement and the per unit price to be paid to you have not been reviewed independently. A vote in favor of the merger will also constitute a vote in favor of an amendment to Krupp Realty's partnership agreement allowing Krupp Realty to enter into the merger agreement and complete the merger with KR5.

    KR5 has entered into a joint venture agreement with investment funds affiliated with Equity Resources Group, Inc., a Cambridge, Massachusetts real estate concern that is not affiliated with ERP. Equity Resouces currently owns approximately 11% of the outstanding units and has agreed to vote in favor of the merger and the amendment.

    Your vote is important no matter how many units you own. Please date, sign and promptly return the proxy card in the enclosed envelope or by facsimile as instructed in this proxy statement. If you plan to attend the special meeting in person, please check the appropriate box on the proxy card. You may change your vote in person, even if you have previously sent in a proxy.

    Any signed proxy cards that are returned without a choice indicated on them will be voted "FOR" the transaction. The proxy statement explains in detail the terms of the proposed merger and the related transactions.

    This proxy statement explains in detail the terms of the proposed merger and the related transactions. The date of this proxy statement is March 24, 2000 and was first mailed to unitholders of Krupp Realty on March 24, 2000.

KRUPP REALTY LIMITED PARTNERSHIP-V

The Krupp Corporation
GENERAL PARTNER

By:  -----------------------------------------
     Douglas Krupp
     CO-CHAIRMAN OF THE BOARD OF DIRECTORS

Boston, Massachusetts
March 24, 2000

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      KRUPP REALTY LIMITED PARTNERSHIP - V
                               ONE BEACON STREET
                                   SUITE 1500
                          BOSTON, MASSACHUSETTS 02108

                            ------------------------

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                          TO BE HELD ON APRIL 27, 2000

                            ------------------------

To Our Unitholders:

    We are holding a special meeting of the holders of investor limited partnership units of Krupp Realty Limited Partnership - V on April 27, 2000, at 9:00 a.m., local time, at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, for the following purposes:

    - To consider and vote on a proposal to approve a merger agreement under which KR5 Acquisition, L.L.C., a newly-formed company, will merge with and into Krupp Realty. Each Krupp Realty unitholder other than certain unitholders that have agreed to reinvest their units in KR5 Acquisition will receive $1,200 in cash for each outstanding investor limited partnership unit that the unitholder owns immediately before the effective time of the merger. A vote in favor of the merger agreement will also constitute a vote in favor of an amendment to Krupp Realty's partnership agreement allowing Krupp Realty to enter into the merger agreement and complete the merger with KR5 Acquisition. Copies of the merger agreement and amendment are attached as Appendices A and B, respectively, and are described in the accompanying proxy statement.

    - To consider and act upon such other matters as may properly come before the special meeting or any adjournment of the meeting.

    Only unitholders of Krupp Realty's investor limited partnership interests at the close of business on the record date, March 22, 2000, will be entitled to notice of, and to vote at, the special meeting or any adjournment of the meeting.

KRUPP REALTY LIMITED PARTNERSHIP - V

The Krupp Corporation
GENERAL PARTNER

By:
-------------------------------------------
Scott D. Spelfogel
SECRETARY

Boston, Massachusetts
March 24, 2000

                               TABLE OF CONTENTS

                                                              PAGE NO.
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.................       1

SUMMARY.....................................................       2
    Parties to the Transaction..............................       2
    Date, Time and Place of Special Meeting.................       3
    Purpose of the Special Meeting..........................       3
    What Unitholders Will Receive in the Merger.............       3
    The Amendment...........................................       3
    Vote Required...........................................       3
    Independent Appraisals of Properties....................       3
    Purpose of and Reasons for the Merger...................       3
    Fairness of the Merger; Conflicts of Interest...........       4
    Financing of the Merger.................................       4
    Material Federal Income Tax Consequences................       4
    Market Information......................................       5
    Rights of Appraisal.....................................       5
    Forward-Looking Statements..............................       5
    Selected Historical Financial Information...............       5

SPECIAL FACTORS.............................................       7
    Background of the Merger; Purpose of the Transaction....       7
    Alternatives to the Merger..............................       9
    Fairness of the Merger..................................      10
    Disadvantages and Risks Associated with the Merger......      11
    Conflicts of Interest...................................      11
    Independent Appraisals..................................      12
    Determination of Merger Price...........................      17
    Effects of the Transaction..............................      17
    Financing of the Merger.................................      18
    Material Federal Income Tax Consequences................      19

THE SPECIAL MEETING.........................................      22
    Special Meeting; Record Date............................      22
    Procedures for Completing Proxies.......................      22
    Votes Required..........................................      23
    Solicitation Procedures.................................      23
    Revocation of Proxies...................................      23
    Appraisal Rights........................................      24

THE MERGER AGREEMENT........................................      25
    Closing Date; Effective Time of the Merger..............      25
    Effects of the Merger...................................      25
    Payment.................................................      25
    Authority and Consent of the Purchaser..................      26
    Representations And Warranties of the Parties...........      26
    Conditions to the Merger................................      26
    Termination.............................................      26
    Amendment...............................................      26
    Waiver..................................................      26
    The Surviving Entity....................................      26

                                                              PAGE NO.
                                                              --------
RELATED AGREEMENTS..........................................      27

THE AMENDMENT TO THE PARTNERSHIP AGREEMENT..................      27
    Purpose.................................................      27
    The Amendment...........................................      27

INFORMATION ABOUT THE PARTNERSHIP, ITS GENERAL PARTNERS AND       28
  THEIR AFFILIATES..........................................
    The Partnership.........................................      28
    The General Partners....................................      28
    Description of the Assets...............................      29
    Distributions...........................................      30
    Ownership of Units......................................      31
    Market for the Units....................................      31
    Related Party Transactions..............................      31

SELECTED FINANCIAL DATA.....................................      33

INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES.....      34
    The Purchaser...........................................      34
    Affiliates of the Purchaser.............................      34

WHERE YOU CAN FIND MORE INFORMATION.........................      34
    General.................................................      34
    Independent Accountants.................................      35

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................     F-1
INDEX TO CONSOLIDATED QUARTERLY (UNAUDITED) FINANCIAL           F-15
  STATEMENTS................................................

Appendix A                     --  The Merger Agreement

Appendix B                     --  Amendment No. 1 to the Amended Agreement of Limited
                                   Partnership of Krupp Realty Limited Partnership - V

Appendix C                     --  Form of Proxy Card

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q.  WHAT ARE UNITHOLDERS BEING ASKED TO VOTE UPON?

A. Unitholders are being asked to approve a merger agreement and related amendment to Krupp Realty Limited Partnership - V's partnership agreement which allows for the merger of KR5 Acquisition, L.L.C. into Krupp Realty. If the unitholders approve the transactions, Krupp Realty will no longer be a publicly held limited partnership.

Q.  WHAT WILL UNITHOLDERS RECEIVE IF THE MERGER AGREEMENT IS APPROVED?

A. Unitholders will receive $1,200 in cash for each investor limited partnership unit of Krupp Realty that they own. Unitholders will then no longer have any interest in Krupp Realty.

Q.  WHEN MAY UNITHOLDERS EXPECT TO RECEIVE THE MERGER CONSIDERATION?

A. Unitholders may expect to receive their cash payments within 15 days following completion of the merger, which is expected to occur within 30 days following the special meeting.

Q.  WHAT DO UNITHOLDERS NEED TO DO NOW?

A. After carefully reading and considering the information contained in this document, unitholders should indicate on their proxy card how they want to vote and mail their signed and dated proxy card in the enclosed return envelope as soon as possible. Unitholders may also fax their completed proxy cards to Krupp Funds Group at (617) 423-8919.

Q.  WHAT SHOULD UNITHOLDERS DO IF THEY WANT TO CHANGE THEIR VOTE?

A. Just send in a later-dated, signed voting form to Krupp Funds Group before the special meeting or attend the meeting in person and vote.

Q.  WHAT IF UNITHOLDERS PLAN TO ATTEND THE SPECIAL MEETING IN PERSON?

A. Unitholders should send in their proxy card in any event. Unitholders may request a ticket for admission to the special meeting by marking the appropriate box on the proxy card and returning it no later than April 13, 2000.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

    After reading through this proxy statement, if you have more questions about the merger, you should contact:

                               KRUPP FUNDS GROUP
                               One Beacon Street
                                   Suite 1500
                          Boston, Massachusetts 02108
                       Attention: Investor Communications
                             Phone: 1-800-25-KRUPP
                                (1-800-255-7877)
                              Fax: (617) 423-8919

                                    SUMMARY

    This summary highlights selected information included in this proxy statement, and is qualified by reference to the detailed information appearing elsewhere in this proxy statement and the attached appendices. A copy of the merger agreement and the amendment to Krupp Realty's partnership agreement are attached as Appendices A and B, respectively. M uch of the information contained in this proxy statement is not covered by the summary. Therefore, please carefully review all of the information provided in this proxy statement.

PARTIES TO THE TRANSACTION

    THE PARTNERSHIP

    Krupp Realty Limited Partnership - V, a Massachusetts limited partnership (the "Partnership" or "Krupp Realty"), was formed in Massachusetts in 1983 to engage in real estate activities, including the ownership, operation and management of residential real estate and other real estate related assets. The Partnership currently owns two multi-family apartment complexes, one located in Chicago, Illinois (the "Park Place Tower Apartments") and the other in Cockeysville, Maryland (the "Century II Apartments") (collectively, the "Properties").

    The principal executive offices and place of business of the Partnership are located at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and its telephone number is (617) 523-7722.

    THE GENERAL PARTNERS

    The Krupp Corporation, a Massachusetts corporation ("Krupp Corp"), and The Krupp Company Limited Partnership-II, a Massachusetts limited partnership ("Krupp LP") (collectively, the "General Partners"), are the general partners of the Partnership. The principal business of each of Krupp Corp and Krupp LP is acting as a general partner of limited partnerships and managing real estate.

    The principal executive offices and place of business of Krupp Corp and Krupp LP are located at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and their telephone number is (617) 523-7722.

    THE PURCHASER

    The proposed purchaser of the Partnership is KR5 Acquisition, L.L.C., a Delaware limited liability company (the "Purchaser"), formed on November 24, 1999, by KRF Company, L.L.C., a Massachusetts limited liability company ("KRF Company"). KRF Company is the sole managing member of the Purchaser and an affiliate of the General Partners.

    The Purchaser was formed for the purpose of merging with the Partnership, and after the completion of the merger, its primary business will be operating, managing and otherwise dealing with the Properties.

    Before completing the merger, investment funds affiliated with Equity Resources Group Incorporated (collectively, "Equity Resources") will contribute 3,985.5 investor limited partnership units ("Units"), or approximately 11% of the total Units outstanding, held by them to the Purchaser in exchange for an approximate 25% interest in the Purchaser, based upon the recapitalization of the Partnership and assuming the Properties are refinanced as described below under "Special Factors--Financing of the Merger--Source of Funds."

    The principal executive offices and place of business of the Purchaser is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and its telephone number is (617) 523-7722.

DATE, TIME AND PLACE OF SPECIAL MEETING

    The Partnership will hold a special meeting of the holders of the Units ("Unitholders") on April 27, 2000 at 9:00 a.m., local time, at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

PURPOSE OF THE SPECIAL MEETING

    Unitholders of the Partnership will be asked to vote on the merger and an amendment to Krupp Realty's partnership agreement to permit the Partnership to enter the merger agreement and complete the merger.

WHAT UNITHOLDERS WILL RECEIVE IN THE MERGER

    In the merger, Unitholders will receive $1,200 for each Unit they own. This price is intended to provide Unitholders with the opportunity to liquidate their investment in the Partnership for cash at a fair price. The per Unit merger price will not be reduced by distributions declared or made by the Partnership to Unitholders.

    Unitholders received a $20 per Unit distribution from the Partnership in February 2000.

THE AMENDMENT

    The amendment is necessary because the partnership agreement currently prohibits the Partnership from selling any property to, or entering into agreement or transaction with, a General Partner or an affiliate of a General Partner, except as expressly permitted. Because the Purchaser is an affiliate of the General Partners, the Unitholders are being asked to consider and consent to an amendment to the partnership agreement to allow the Partnership to enter into the merger agreement and complete the merger. Failure to approve the amendment would preclude the completion of the merger even if the merger were approved by the Unitholders; consequently, a vote for the merger will automatically constitute a vote in favor of the amendment.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of Units is necessary to approve the merger and the related approval of the amendment. Equity Resources, which holds approximately 11% of the Partnership's outstanding Units, has agreed to vote for the approval of the merger and the amendment to the Partnership's partnership agreement. This means that Unitholders representing an additional 39% of the Units must vote in favor of the proposal to ensure its approval. See "Related Agreements."

INDEPENDENT APPRAISALS OF PROPERTIES

    Cushman & Wakefield has appraised the Properties and issued its reports related to the appraisals, which are described in this proxy statement under "Special Factors--Independent Appraisals."

PURPOSE OF AND REASONS FOR THE MERGER

    The General Partners considered a number of factors in approving the merger agreement and recommending it to Unitholders, including:

    - the $1,200 per Unit merger price has been established as a result of several competing offers for the Units between the Purchaser and a third-party bidder;

    - providing liquidity to Unitholders;

    - the elimination of uncertainties relating to the price and timing of any disposition of the Properties by the Partnership;

    - the elimination of the risks associated with the future costs that might be required to maintain the Properties and the incurrence of additional indebtedness related to such maintenance; and

    - the elimination of the annual filing and reporting of tax information by the Unitholders.

    The primary potential disadvantages of the merger to the unaffiliated Unitholders include the following:

    - continued ownership of the Units could be more economically beneficial to Unitholders than the merger if the value of the Properties were to increase;

    - a more favorable transaction might be available from a third-party purchaser of the Properties now or in the future;

    - no independent committee or entity negotiated, reviewed or evaluated the merger consideration offered by the Purchaser; and

    - no independent person has evaluated or rendered any opinion with respect to the fairness of the merger or merger price to Unitholders.

    See "Special Factors--Fairness of the Merger."

FAIRNESS OF THE MERGER; CONFLICTS OF INTEREST

    The General Partners believe that the merger is fair and in the best interest of the Unitholders other than the General Partners or the Affiliates and recommend that Unitholders vote for the approval of the merger. However, the General Partners have economic and other interests that are in conflict with the interests of the unaffiliated Unitholders. No independent committee or independent third party has reviewed or approved the merger, the related merger agreement or the per Unit price to be paid to Unitholders.

    Together with the General Partners, the Purchaser, KRF Company, the Krupp Family Limited Partnership-94, the sole member of KRF Company (the "Family Limited Partnership"), Douglas Krupp and George Krupp are affiliates of the Partnership (Messrs. Krupp, together with the Purchaser, KRF Company and the Family Limited Partnership, the "Affiliates"). The Partnership and the Affiliates also believe that the merger is fair and in the best interest of the Unitholders other than the General Partners or the Affiliates and their decision as to the fairness of the merger is based upon the same factors considered by the General Partners in this regard.

FINANCING OF THE MERGER

    The Purchaser expects to finance the merger through capital contributions from an affiliate and the anticipated refinancing of mortgage indebtedness of the Partnership. See "Special Factors--Financing of the Merger--Source of Funds."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    Sales of Units under the merger will be taxable transactions for federal income tax purposes. On a sale of Units under the merger, Unitholders will recognize gain or loss equal to the difference between:

    - their "amount realized" on the sale; and

    - their adjusted tax basis in the Units sold.

    Unitholders "amount realized" will equal the sum of:

    - the amount of cash Unitholders receive; and

    - the amount of Partnership liabilities allocable to their Units.

    The amount of Partnership liabilities allocable to each Unit is expected to be equal to $1,089 as of the end of 1999.

    Unitholders' adjusted tax basis in the Units sold will depend upon the facts of their situation. The character of any gain or loss Unitholders recognize may be partially capital and partially ordinary.

THE PRECISE TAX CONSEQUENCES OF THE MERGER TO UNITHOLDERS WILL DEPEND UPON THE FACTS OF THEIR SITUATION. UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISOR.

MARKET INFORMATION

    On December 23, 1999, ERP Operating Partnership, an Illinois limited partnership ("ERP"), made a revised tender offer to acquire all outstanding Units at a price of $1,100 per Unit less Partnership distributions. Following this offer, the Purchaser established a merger price of $1,200 per Unit. There is otherwise no active trading market in the Units and there have been no significant transactions between private parties that would establish an accurate market price for the Units.

    According to The Partnership Spectrum, an independent third-party industry publication, for the eight months ended September 30, 1999, a total of 100 Units traded at per Unit prices between $575 and $651 with a weighted average of $624 per Unit. For the period between October 1, 1999 and November 30, 1999, a total of 50 Units traded at per Unit prices between $652 and $655.83 with a weighted average of $653.80 per Unit. The General Partners do not, however, know if this information is accurate or complete and have not independently confirmed these trading prices.

    See "Special Factors--Determination of Merger Price--Recent Unit Sales; Tender Offer."

RIGHTS OF APPRAISAL

    Neither Massachusetts law nor the partnership agreement grants Unitholders appraisal rights, without regard to how a Unitholder votes (or abstains) at the special meeting.

FORWARD-LOOKING STATEMENTS

    Statements in this proxy statement are or may be forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in these statements depending on a variety of factors. Unitholders should carefully review all information, including the financial statements and the notes to the financial statements, included in this document.

SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth selected financial information regarding the Partnership's results of operations and financial position. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and other financial information included or incorporated by reference in this document. The historical financial data as of and for the quarters ended September 30, 1999 and 1998 have been derived from the unaudited financial statements included in the Partnership's Quarterly Report on Form 10-Q for the quarters ended September 30, 1999 and 1998, respectively. The historical financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from audited financial statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

                             NINE MONTHS ENDED,
                                SEPTEMBER 30                         YEAR ENDED DECEMBER 31,
                          -------------------------   -----------------------------------------------------
                             1999          1998          1998          1997          1996          1995
                          -----------   -----------   -----------   -----------   -----------   -----------
                                  UNAUDITED
Total revenues..........  $11,763,548   $11,277,451   $15,100,395   $14,523,598   $13,660,261   $13,839,760
Income (loss) before
  gain from capital
  transactions..........    1,574,044     1,012,231       692,911      (304,383)     (119,075)     (795,377)
Gain on sale of
  property..............           --            --            --            --            --     3,265,789
Income (loss) before
  extraordinary loss....    1,574,044     1,012,231       692,911      (304,383)     (119,075)    2,470,412
Extraordinary loss......           --            --            --      (288,156)           --       (93,215)
Net income (loss).......    1,574,044     1,012,231       692,911      (592,539)     (119,075)    2,377,197
Net income (loss)
  allocated to:
Investor Limited
  Partners..............    1,463,861       941,375       644,407      (586,614)     (117,884)    2,353,425
Per Unit................        41.59         26.74         18.31        (16.67)        (3.35)        66.86
Original Limited
  Partner...............       94,443        60,734        41,575            --            --            --
Net income (loss)
  allocated to:
General partners........       15,740        10,122         6,929        (5,925)       (1,191)       23,772
Total assets............   34,014,347    35,077,699    34,721,709    35,457,032    37,162,269    38,555,732
Long-term obligations...   40,752,418    41,387,711    41,235,548    41,848,811    41,700,453    42,273,669

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                       1994
                                                              -----------------------
Total revenues..............................................        $13,652,413
Income (loss) before gain from capital transactions.........         (1,450,214)
Gain on sale of property....................................                 --
Income (loss) before extraordinary loss.....................         (1,450,214)
Extraordinary loss..........................................                 --
Net income (loss)...........................................         (1,450,214)
Net income (loss) allocated to:
Investor Limited Partners...................................         (1,435,712)
Per Unit....................................................             (40.79)
Original Limited Partner....................................                 --
Net income (loss) allocated to:
General partners............................................            (14,502)
Total assets................................................         42,604,180
Long-term obligations.......................................         46,805,538

DISTRIBUTIONS:

Investor Limited
  Partners.................  1,408,000   1,408,000   1,408,000   1,408,000     704,000          --          --
Per Unit...................      40.00       40.00       40.00       40.00       20.00          --          --
Original Limited Partner...     90,838      90,839      90,839      90,839      45,419          --          --
General partners...........     15,140      15,140      15,140      15,140       7,570          --          --

    The selected financial data results for the periods presented are not comparable due to the sale of the Marine Terrace multi-family apartment complex on July 19, 1995.

    The per Unit distributions for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 were $40.00, $40.00, $20.00, $0 and $0, respectively, none of which represented a return of capital for tax purposes.

    The historical performance of the Partnership is not necessarily indicative of its future operations.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER; PURPOSE OF THE TRANSACTION

    The Partnership was formed in 1983. In that year 35,200 Units were offered to the public at a price of $1,000 per Unit. The Partnership initially owned four multi-family apartment complexes and a joint venture interest in a fifth project. In 1992, the Partnership sold one apartment complex as well as the joint venture. The proceeds from the sales were approximately $3.9 million and $16.0 million, respectively. In 1995, the Partnership sold another apartment complex for $6,436,505. The proceeds from these sales were used to retire the mortgage indebtedness on the properties sold, to purchase additional fixed assets and to pay accumulated operating expenses, and were not distributed to Unitholders.

    The General Partners believe that most Unitholders have held their investment in the Partnership for longer than their anticipated holding period. The term of the Partnership is currently scheduled to terminate on December 31, 2020, unless it is sooner dissolved or terminated as provided in the partnership agreement. While the Partnership currently provides investors with a $40 annual distribution, other investment opportunities may offer a rate of return that is as good or better than that offered by the Partnership.

    The Units are not listed or traded on an exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and no active trading market in the Units has developed. At the time of the Unit offering, Unitholders may have anticipated holding their Units for approximately five years based upon the statement made in the prospectus for the offering that the General Partners anticipated that the Partnership would preserve and return the capital investment made by Unitholders, and increase Unitholders' equity in the Properties, upon the sale or refinancing of the Properties after an average holding period of five years. Because of the limited trading market for the Units, Unitholders who wish to sell Units may have difficulty doing so, and from time to time, the General Partners have been asked by Unitholders to provide a means of disposing of their Units at a fair price.

    In the spring of 1999, Mr. Douglas Krupp and individuals employed by the General Partners considered the possibility of acquiring the outstanding Units, thereby providing Unitholders with the opportunity to liquidate their investment in the Partnership for cash. Mr. Krupp contacted Mr. David Quade of The Berkshire Group, an affiliate of the Partnership, regarding the possibility of forming an investment vehicle that would acquire the outstanding Units and merge with the Partnership. At this time, the parties agreed to explore acquiring the remaining Units by these methods in view of their belief that market conditions were favorable for the purchase and financing of the outstanding Units at a merger price that was attractive to Unitholders at this time.

    On July 8, 1999, Cushman & Wakefield was retained by the Partnership to appraise the fair market value of the Properties, the principal assets of the Partnership. The Cushman & Wakefield appraisals were completed in August 1999.

    In September 1999, Mr. Quade of the Purchaser initiated contact with
Mr. Eggert Dagbjartsson of Equity Resources, the holders of approximately 11% of the outstanding Units, regarding the possibility of forming a joint venture to acquire the remaining outstanding Units. Following the proposed merger and based upon the recapitalization of the Partnership, Equity Resources will own approximately a 25% interest in the Purchaser.

    The parties determined Equity Resources' interest in the Purchaser following the proposed merger by valuing Equity Resources' current 11% interest in the Partnership on a per Unit basis at an amount equal to the merger price, or $1,200 per Unit. KRF Company's interest in the Purchaser, as the managing member, will be based on its capital contribution to the Purchaser, which will be in the form of a cash contribution of up to $16 million. See "--Financing of the Merger--Source of Funds." Consequently, the interests of Equity Resources and KRF Company in the Purchaser following the merger will be a function of their respective unit and cash contributions to the Purchaser.

    Equity Resources was approached because of its considerable experience in evaluating the benefits and risks associated with continued ownership of the Properties. Formed in 1982, Equity Resources holds interests in over 1,500 separate partnerships involved in all facets of the real estate business as long-term investments and has invested over $100 million in real estate business holdings. The Purchaser expects to utilize this experience by discussing with Equity Resources from time to time matters relating to the Properties. In this regard, the Purchaser hopes to benefit from Equity Resources' real estate management experience.

    During October and November 1999, Mr. Quade and Mr. Dagbjartsson negotiated the terms of their joint venture, and on December 2, 1999, executed an investment agreement setting forth the terms of their agreements regarding the merger and the operation of the Properties following the merger. See "Related Agreements." In connection with the execution of these agreements, Equity Resources agreed to vote in favor of the merger and the amendment to Krupp Realty's partnership agreement allowing the Partnership to complete the merger with the Purchaser. Equity Resources also agreed to reinvest all of their outstanding Units as a capital contribution to the Purchaser. In turn, KRF Company will make a cash contribution to the Purchaser in exchange for its interest and the existing mortgage indebtedness of the Partnership would be refinanced. The Purchaser has contacted certain other Unitholders who are engaged in the business of real estate management and development regarding their interest in reinvesting Units in the Purchaser on the same terms as Equity Resources, but has reached no understandings or agreements.

    On November 23, 1999, ERP Operating Limited Partnership, an Illinois limited partnership ("ERP"), made a third-party tender offer to acquire two-thirds of the outstanding Units at $675 per Unit less distributions. ERP is an affiliate of Equity Residential Properties Trust, the largest REIT apartment owner in the country, which owns 1,062 properties in 35 states. On December 2, 1999, in response to ERP's offer, the Purchaser made a proposal to acquire all of the Units held by unaffiliated Unitholders at a price of $864 per Unit. The Purchaser based the $864 per Unit price on an appraisal of the Properties prepared by Cushman & Wakefield, which determined the aggregate value of the Properties to be $70,550,000. In establishing this price, the Purchaser decreased that amount by the approximately $41.4 million of mortgage indebtedness on the Properties as of September 30, 1999 and arrived at a figure of $29.15 million, or a per Unit price of approximately $828. From the $29.15 million figure, the Purchaser (a) added the remaining assets of the Partnership as of September 30, 1999, principally consisting of approximately $6.3 million of cash, cash equivalents and prepaid assets, (b) deducted the remaining liabilities of the Partnership as of September 30, 1999, principally consisting of approximately $3.5 million of accrued real estate taxes and other accrued expenses, and (c) deducted mortgage debt repayment costs of approximately
$1.6 million which are expected to be incurred in connection with the refinancing of the Properties. The Purchaser then arrived at a figure of approximately $30.4 million, which it divided by 35,200, the total number of Units outstanding, to arrive at its $864 per Unit price.

    In response to a third-party tender offer made by ERP on December 15, 1999 to acquire two-thirds of the outstanding Units at a price of $875 per Unit less Partnership distributions, the Purchaser increased its merger price to Unitholders to $1,000 per Unit.

    Following a revised tender offer made by ERP on December 23, 1999 to acquire all of the outstanding Units at a price of $1,100 per Unit less Partnership distributions, the Purchaser again increased its merger price to $1,200 per Unit.

    The purpose of the merger is for the Purchaser to acquire all of the outstanding Units, while providing Unitholders with the opportunity to liquidate their investment in the Partnership for cash at a fair price.

ALTERNATIVES TO THE MERGER

    The General Partners considered two primary alternatives to the merger:
(1) the continued ownership of the Properties by the Partnership and (2) the sale of one or both of the properties by the Partnership and the distribution of the net proceeds of the sales to the Unitholders.

    CONTINUATION OF THE PARTNERSHIP

    The Properties owned by the Partnership were constructed in 1973, in the case of the Park Place Tower Apartments, and 1969, in the case of the Century II Apartments. Except for normal and necessary capital improvements, neither of the Properties have undergone significant renovation. As residential properties age, they incur increasing maintenance costs and may require extensive capital improvements to maintain competitive with other properties located in the marketplace in which the properties are located. These capital improvements may require the investment of additional equity capital, additional borrowings or the reduction or discontinuation of future cash distributions from the Partnership. The Partnership has incurred an average of $1.74 million of capital improvement expenditures during the last four years. However, normal and necessary capital improvements may increase in the future and the Partnership may be required to invest additional capital in the future to maintain competitively the Properties.

    In addition, the Partnership's investment in the Properties is subject to competition from newly constructed or renovated residential properties located in the markets served by the Properties.

    Finally, as noted above, the General Partners believe that the duration of most Unitholders' investments in the Properties has exceeded their initial estimated holding periods, and that providing a means for Unitholders to liquidate their investment is consistent with the desire of many of the Unitholders, particularly in light of the limited and sporadic secondary market for the Units.

    SALE OF THE PROPERTIES

    The General Partners believe that a sale of the Properties by the Partnership through a solicitation of third-party bids or an auction would not necessarily result in a more favorable transaction for Unitholders, and could result in Unitholders realizing less for their Units than in the merger. A third-party transaction could require the payment of transaction costs far in excess of costs incurred by the Partnership in the merger, all of which would be borne by the Partnership, and these costs would reduce the amount received by each Unitholder in respect of his or her Units. For example, a sale of the Properties would entitle the General Partners to a brokerage fee in an amount equal to 3% of the sales price of the Properties. Moreover, the Partnership would likely be required to retain a portion of the proceeds of a third-party sale to cover the expenses related to ongoing administration of the Partnership and to fund possible post-closing liabilities to a third-party purchaser. Under the terms of the proposed merger agreement, the Partnership will not make any representations regarding the Properties, and following the completion of the merger, Unitholders' proceeds will not be reduced by claims relating to contingent liabilities of the Properties.

    Although the General Partners do not believe that the solicitation of third-party bids would necessarily result in a more favorable transaction for Unitholders, there is no assurance that Unitholders would not ultimately receive more for their Units as a result of the sale of the Properties to a third party who was able to consummate this type of transaction.

    TENDER OFFER

    From time to time, Unitholders have been approached by investors seeking to acquire Units. Based on analyses of the proposals and general market information, the General Partners have concluded that these offers are generally made at prices that are significantly less than the fair value per Unit. For instance, in the tender offer made by ERP, Unitholders were offered a price of $1,100 per Unit, 10.9% less than the merger price and distribution payment offered by the Purchaser. The General Partners recommended that Unitholders decline this offer.

FAIRNESS OF THE MERGER

    THE GENERAL PARTNERS RECOMMEND THAT UNITHOLDERS VOTE FOR THE MERGER AND THE RELATED TRANSACTIONS. Although the amount to be paid to Unitholders following the merger is not the result of arm's-length negotiations between the Purchaser and the Partnership and is subject to conflicts of interest, the General Partners, the Partnership and the Affiliates believe that the per Unit merger price and the other terms of the merger are fair to Unitholders other than the General Partners or the Affiliates. Therefore, the General Partners recommend that Unitholders vote "FOR" the merger. The General Partners based their conclusion on the following:

    - The merger price exceeds by approximately 38.8% the appraised value of the Properties as determined by Cushman & Wakefield, an independent, nationally recognized real estate valuation firm.

    - The fact that the $1,200 per Unit merger price (after taking into account the $20 per Unit distribution payment) is $120 higher than the $1,100 per Unit price offered by a third party in a recent tender offer, as well as the purchase prices Unitholders realized on the sale of their Units in recent, privately negotiated transactions as reported by an independent, third-party source, which ranged from $571 to $655 per Unit. See "--Determination of Merger Price--Recent Unit Sales; Tender Offer."

    - The merger will eliminate the uncertainties relating to the amount and timing of any liquidation of the Partnership following the sale of the Properties, which will depend upon the then-current markets for the Properties, as well as upon amounts that would be required to be reserved to satisfy contingent liabilities associated with these sales. In other words, absent the merger Unitholders may receive a lesser amount for their Units upon a sale of the Properties than the $1,200 per Unit being offered by the Purchaser, while the timing of any sale and thus Unitholders' receipt of any proceeds thereof is subject to uncertainties inherent in a third-party sale process. Furthermore, by transferring their Units for cash now, Unitholders will have the opportunity to redeploy investment assets into alternative and potentially more liquid investments.

    - Because there is no formal trading market for the Units, they can be difficult to sell. The merger provides Unitholders with the opportunity to immediately sell their Units for what the General Partners believe is a fair price without the commissions or broker's fee of a secondary market sale and without any transfer fees, thereby increasing the per Unit amount that would otherwise be realized by Unitholders.

    - Because the transaction is structured as a merger, cash proceeds will be paid directly to Unitholders by the Purchaser and all of the assets and liabilities of the Partnership will be transferred to the Purchaser immediately upon the merger. As a result, the Partnership is not required to continue operations or to escrow funds to fund possible post-closing liabilities. A sale of the Properties, as opposed to a merger, would require the Partnership to continue operating for an uncertain time period before distributing the cash consideration received to the Unitholders. Additionally, it would be difficult to predict with any precision the amount ultimately realized by Unitholders, as the amount of post-closing liabilities is difficult to determine.

    - Although the Properties are in good condition, they are now more than 27 years old and may require refurbishing in the future to remain competitive. This could require the Partnership to borrow additional funds, thereby decreasing future cash flows and increasing the risk of Unitholders' investment in the Partnership. In the merger, Unitholders would receive $1,200 per Unit irrespective of any future expenditures or indebtedness.

    - The merger is not subject to a financing contingency, which increases the likelihood that Unitholders who desire to realize liquidity will be able to do so.

    - As a result of the Purchaser's affiliation with the General Partners, the Purchaser is familiar with the condition of the Properties and thus is willing to assume all of the assets and liabilities of the Partnership on terms and conditions that would be extremely uncommon for a third-party purchaser, including the absence of representations and warranties about the Properties, the absence of any indemnification protection and the lack of any financing contingency. If the Partnership were to sell the Properties to a third party, a significant dollar amount of the proceeds would have to be retained to fund contingent liabilities, thereby delaying Unitholders' ability to realize the full value of the sale.

    - The merger is subject to the approval of a majority in interest of the Unitholders.

    Initially, the General Partners relied primarily on the appraised value of the Properties in determining the fairness of the merger price to Unitholders, and the related terms to Unitholders. However, the competitive bidding process that commenced following ERP's tender offer in December 1999 is the principal factor relied upon by the General Partners in reaching their fairness determination as to the $1,200 per Unit merger price. Otherwise, in determining the fairness of the merger price to unaffiliated Unitholders, and related terms to unaffiliated Unitholders, the General Partners did not find it practicable to quantify or otherwise attach relative weights to the specific factors described above. In making their determination as to the fairness of the merger price to unaffiliated Unitholders, the Partnership and the Affiliates relied on the same factors considered by the General Partners in this regard as set forth above.

DISADVANTAGES AND RISKS ASSOCIATED WITH THE MERGER

    Unitholders should note that the affiliates of the General Partners may benefit from the merger. This is most likely to occur if the Properties are ultimately sold by the Purchaser for an amount greater than the per Unit price being offered to Unitholders. The General Partners considered the following potential disadvantages and risks to the Unitholders if the merger is completed:

    - Continued ownership of the Units could be more economically beneficial to Unitholders than the merger if the value of the Properties were to increase.

    - A more favorable transaction might be available from a third-party purchaser of the Properties now or in the future.

    - No independent committee or entity negotiated, reviewed or evaluated the merger consideration offered by the Purchaser.

    - No independent personhas evaluated or rendered any opinion with respect to the fairness of the merger or merger price to Unitholders.

    - Unitholders will not be offered appraisal rights or dissenters' rights in connection with the merger.

    - Unitholders may incur tax liabilities as a result of the merger.

CONFLICTS OF INTEREST

    The General Partners faced conflicts of interest with respect to the merger that may be in conflict with the economic interest of the Unitholders. Specifically, there is a conflict between the desire of the Purchaser, an affiliate of the General Partner, to pay unaffiliated Unitholders a lower price in exchange for Units cancelled in the merger and the desire of unaffiliated Unitholders to receive a higher price in exchange for their Units.

    The General Partners also have an indirect economic interest in completing the merger, as opposed to a sale or liquidation of the Partnership's assets to a third party, because a third-party sale or liquidation would eliminate (a) the distributions received by the General Partners in respect of their indirect interests in the Properties and (b) the fees paid to their affiliates for services provided to the Partnership.

    To mitigate these conflicts of interest, the General Partners have relied upon independent appraisals of the Properties prepared by Cushman & Wakefield. In addition, a majority of the Unitholders, including Equity Resources, must approve the merger and the amendment to Krupp Realty's partnership agreement before the merger can be implemented. Although the conflicts of interest cannot be eliminated, the Purchaser and the General Partners believe that the events leading up to the merger, including the competitive bidding process described above and the undertaking of the independent appraisals, mitigate these conflicts and that the proposed transaction is procedurally fair.

    Unitholders were not independently represented in the negotiation of the merger agreement and no independent person or committee has evaluated or rendered any opinion with respect to the fairness of the per Unit price to be paid to Unitholders.

INDEPENDENT APPRAISALS

    Copies of the appraisals of the Century II Apartments and the Park Place Tower Apartments have been filed as exhibits to the Statement on Schedule 13E-3 of the Purchaser and its affiliates, of which this proxy statement is a part. See "Where You Can Find More Information."

    EXPERIENCE OF CUSHMAN & WAKEFIELD

    Cushman & Wakefield is part of a national network of affiliated full service real estate companies providing brokerage, management, consulting and valuation services in the United States (the "C&W Affiliated Companies"). The clients of the C&W Affiliated Companies include major commercial and investment banks, Fortune 500 corporations, pension funds, advisory firms and government agencies. The Valuation Advisory Services Group of the C&W Affiliated Companies has
19 branch offices located in various geographic regions of the United States. This large network of professionals provides local expertise in key markets and subsidiary-regions and enables Cushman & Wakefield to effectively handle broad-based, multi-property assignments. Furthermore, the C&W Affiliated Companies valuation network provides a large national database of market information and ensures a consistent methodology for each property valuation. The General Partners considered several appraisal firms but ultimately chose Cushman & Wakefield based upon their expertise and industry leadership.

    APPRAISALS

    Based on its complete appraisal, as defined by the Uniform Standards of Professional Appraisal Practice, Cushman & Wakefield determined that, subject to the assumptions and limitation described below and disregarding in each case the existing financing, the "as is" market value of the Park Place Tower Apartments and the Century II Apartments as of the date of the appraisals was $48,250,000 and $22,300,000, respectively. The appraisals assume a standard marketing and exposure time of one year. Inherent in the appraisal standards utilized by Cushman & Wakefield is the presumption that market value be expressed in terms of cash, or without the inclusion of the existing financing on a property, which is generally the case when the financing on the existing property is prepayable and the loan to value ratio is below that which can be obtained from lending institutions. In addition, purchasers of real property generally prefer to make acquisitions without assuming the existing financing, as their capitalization requirements may differ from those of the existing property owners' in terms of the amount of leverage, interest rate, term of loan and amortization requirements.

    The summary set forth below does not purport to be a complete description of the analyses employed or the assumptions made by Cushman & Wakefield in preparing the appraisals. The Partnership imposed no conditions or limitations on the scope of Cushman & Wakefield's investigation or the methods and procedures to be followed in preparing the appraisals.

    FACTORS CONSIDERED

    In preparing its valuation of the Properties, Cushman & Wakefield:

    - conducted a physical inspection of each Property and site improvements;

    - reviewed the leasing policy, concessions and history of recent occupancy with each Property's manager;

    - reviewed a history of income and expenses and budget forecasts for 1999;

    - conducted market research of occupancies, asking rents, concessions and operating expenses at competing properties;

    - conducted market inquiries into and otherwise researched sales of similar properties;

    - prepared an estimate of stabilized income and expenses; and

    - considered the highest and best use of each site.

   SUMMARY OF CUSHMAN & WAKEFIELD'S METHODOLOGY AND APPROACHES TO VALUE

    SALE COMPARISON APPROACH. The sale comparison approach uses analysis techniques and sales of comparable improved properties to derive units of comparison that are then used to indicate a value for the subject property. Cushman & Wakefield conducted a search for sales of comparable improved properties. In the case of the Park Place Tower Apartments, in determining units of comparisons, Cushman & Wakefield placed considerable emphasis and understanding on the sales of properties Cushman & Wakefield had previously appraised. The primary units of comparison used in this analysis were sales price per unit, capitalization rates and gross income multiplier.

    Cushman & Wakefield compared four apartment complexes with the Park Place Tower Apartments that were sold between 1996 and 1998 and located in the Chicago, Illinois real estate market. The per unit sales prices for these comparables ranged from $43,554 to $77,640 per apartment unit, with an average unit sales price of $65,280 per unit. The range of sales prices per unit reflected a variety of qualitative factors including unit size, unit mix, age, condition, amenities and the style of the units and the rents achieved by these units. Cushman & Wakefield rated three of the four comparable properties superior to the Park Place Tower Apartments in its qualitative analysis.

    In the sales comparison approach, Cushman & Wakefield compared the net operating incomes ("NOI") per apartment unit of the Park Place Tower Apartments with those of the four comparable apartment complexes. Under this analysis, each of the respective comparable sale prices per unit was multiplied by the NOI per unit of the Park Place Tower Apartments and then divided by the comparables' corresponding NOI per unit, which produced an adjusted value indication for the Park Place Tower Apartments. This analysis resulted in adjusted sales prices per unit ranging from $45,938 to $67,558 with an average adjusted sales price of approximately $57,317 per unit. Based on Cushman & Wakefield's analysis of the Park Place Tower Apartments' physical characteristics in relation to the comparable properties, Cushman & Wakefield estimated the value of Park Place to lie within the range of the adjusted sales prices indicated by the comparable sales, or from $53,000 to $55,000 per unit. Utilizing the mid-point of this range, or $54,000 per unit, Cushman & Wakefield reached an overall value conclusion for the 901 units in Park Place of approximately $48.65 million.

    With respect to the Century II Apartments, Cushman & Wakefield compared the Property with four similar apartment complexes that were sold in 1998 and 1999 and located in the Baltimore metropolitan real estate market. The per unit sales prices for these comparable ranged from $36,445 to $52,874 per apartment unit. Cushman & Wakefield rated three of the four comparable properties inferior to the Century II Apartments in its qualitative analysis. Cushman & Wakefield compared each comparable property with the Century II Apartments from a locational, physical and economic standpoint and arrived at an adjusted value range of $45,106 to $50,230 per unit. Based on this analysis, Cushman & Wakefield estimated a value range for the Century II Apartments from $48,000 to $50,000 per unit. Applying this value range to the 468 units in the Century II Apartments produced a value range for the Property of between $22.46 million and $23.4 million, resulting in an estimated value of $22.9 million. From this, Cushman & Wakefield deducted deferred maintenance charges of $920,000 to arrive at a value estimate for the Century II Apartments of approximately $22.0 million.

    Utilizing the NOI analysis described above, Cushman & Wakefield derived an adjusted price for the Century II Apartments of between $49,007 to $55,399 per unit, with a mid-point of $52,084 per unit. Applying a unit rate of $52,000 to the Century II Apartments, Cushman & Wakefield derived an aggregate value estimate of approximately $24.3 million which, after deducting deferred maintenance charges of $920,000, resulted in a value estimate of approximately $23.4 million. After taking into account the results produced under the two methodologies, Cushman & Wakefield estimated the overall value of the Century II Apartments at $22.7 million.

    INCOME APPROACH. The purpose of the income approach is to value an income-producing property by analyzing likely future income and expenses to the property.

    Cushman & Wakefield employed a direct capitalization analysis on each of the Properties by dividing a forecast of NOI by an appropriate capitalization rate, which Cushman & Wakefield believed to be 9.75% for the Century II Apartments and 9.25% for the Park Place Tower Apartments. Capitalization rates are extracted from comparable market sales as an indication of value. Cushman & Wakefield relied on a variety of sources as the basis of the forecast of NOI, including an analysis of each Property's income and expenses based on historical figures and comparable projects.

    In its income approach, Cushman & Wakefield first examined the potential gross income ("PGI") for the Park Place Tower Apartments, which includes apartment rental collections, retail/commercial rental collections, parking revenues and other income. Combining the expected revenues generated by these various components resulted in an annual estimated gross potential income of $12,139,488 for the Park Place Tower Apartments in 1999 compared with a PGI of $10,996,240 in 1996, $11,180,834 in 1997 and $11,780,643 in 1998. Between 1996
and 1997, Park Place's PGI increased 1.68%, while between 1997 and 1998, PGI grew by 5.36%. Cushman & Wakefield's estimate represent a 3.05% increase over the 1998 achieved PGI, a figure near, but slightly below the mid-point of the demonstrated growth rates. In addition, the Partnership reflects a budgeted PGI in 1999 of $12,099,168. Based on historical collections, the indicated annual growth rates and the Partnership's projected figure, Cushman & Wakefield believed their PGI estimate of $12,139,488 was reasonable and supported by operations at Park Place.

    Cushman & Wakefield then calculated Park Place's effective gross income ("EGI") by addressing a vacancy and collection loss factor, income lost to non-revenue units and any concessions which may or may not be relevant. Once the EGI were established, operating expenses were stabilized and deducted from the EGI in order to arrive at a NOI for Park Place.

    Cushman & Wakefield deducted an estimated vacancy and collection loss of $595,724 and $119,145, respectively, and an estimated concession charge of $50,000 plus the lost income associated with non-revenue producing units of $61,692 from the previously established PGI of $12,139,488, and arrived at an estimated EGI of $11,312,927 for Park Place. After accounting for operating expenses of $7,154 on a per unit basis and capital reserves at $450 per unit, Cushman & Wakefield arrived at an NOI of $4,461,524 or approximately $4,952 per unit. Divided by an overall capitalization rate of 9.25%, Cushman & Wakefield estimated the market value of the Park Place Tower Apartments under the income approach to be approximately $48.25 million.

    Cushman & Wakefield calculated a stabilized vacancy rate and collection loss of 7.0% for the Century II Apartments and 5% for Park Place Tower Apartments. In the case of the Century II Apartments, Cushman & Wakefield calculated a potential rental income of $4,161,084 based on existing contractual income collected at the property. Cushman & Wakefield then accounted for a vacancy rate and collection loss of seven percent, non-revenue producing units and other income to arrive at an EGI of $3,934,966. After deducting operating expenses of $3,561 per unit, including a replacement reserve of $275 per unit, Cushman & Wakefield arrived at a NOI of $2,268,604 or $4,847 per unit. Employing a capitalization rate of 9.75% to the projected NOI resulted in an indicated value of $23,267,737. From this figure, Cushman & Wakefield deducted deferred maintenance charges of $920,000 to arrive at an estimated value of approximately $22.3 million.

    Cushman & Wakefield also utilized a discounted cash flow method to analyze the value of the Century II Apartments. Under this method, anticipated future cash flow and a reversionary value are discounted at an appropriate rate of return to arrive at an estimate of present value. The assumptions employed by Cushman & Wakefield to determine the value of the Century II Apartments under the discount cash flow method included: a terminal capitalization rate of 10%, a discount rate of 12%, a 3% cost of sale, a holding period of ten years, a market rent growth rate and an expense growth rate of 3%, and a vacancy rate and collection loss of 7%. Based on these assumptions, Cushman & Wakefield's estimate of cash flows for the ten-year period commencing August 1999 ranged from approximately $1.2 million to $2.9 million. Cushman & Wakefield did not utilize this method to value the Park Place Tower Apartments, as it believed that the direct capitalization rate was the method more likely to be used by potential investors in properties with characteristics similar to that property.

    RECONCILIATION AND CONCLUSIONS OF APPRAISAL. The final step in the appraisal process was to reconcile the sale comparison approach and the income approach values to arrive at a final value conclusion. The primary consideration to reconcile the two approaches are the reliability of the data used and the applicability of each method for valuing a particular property. After reconciling the various factors, Cushman & Wakefield arrived at a final appraised value for the Park Place Tower Apartments of $48,250,000 and a final appraised value for the Century II Apartments of $22,300,000. The appraisal valued the Properties at $70,550,000 in the aggregate, disregarding existing financing secured by the Properties. For a description of how the appraisal was utilized to determine the fairness of the merger, see "--Determination of the Merger Price."

    The Purchaser based its initial merger price of $864 per Unit on the appraisals of the Properties. In establishing this price, the Purchaser deducted from the $70,550,000 figure the approximately $41.4 million of mortgage indebtedness on the Properties as of September 30, 1999 and arrived at a figure of $29.15 million, or per Unit price of approximately $828. From the $29.15 million figure, the Purchase (a) added the remaining assets of the Partnership as of September 30, 1999, principally consisting of approximately $6.3 million of cash, cash equivalents and prepaid assets, (b) deducted the remaining liabilities of the Partnership as of September 30, 1999, principally consisting of approximately $3.5 million of accrued real estate taxes and other accrued expenses, and (c) deducted mortgage debt repayment costs of approximately $1.6 million which are expected to be incurred in connection with the refinancing of the Properties. The Purchaser then arrived at a figure of approximately
$30.4 million, which it divided by 35,200, the total number of Units outstanding, to arrive at its $864 per Unit price. See "--Background of the Merger; Purpose of the Transaction."

    ASSUMPTIONS, LIMITATIONS AND QUALIFICATIONS OF CUSHMAN & WAKEFIELD'S
     VALUATION

    In preparing the appraisals, Cushman & Wakefield relied, without independent verification, on the accuracy and completeness of all information supplied or otherwise made available to it by or on behalf of the Partnership, including rent rolls, histories of income and expenses and lease summaries. In arriving at the appraisals, Cushman & Wakefield assumed:

    - good and marketable title to the Properties;

    - each Property was free and clear of all liens, unless otherwise stated;

    - responsible ownership and competent management of each Property;

    - no hidden or unapparent conditions related to either Property, its structure and its subsoil;

    - full compliance with zoning and environmental laws;

    - possession of all necessary licenses, certificates of occupancy and other governmental consents and that the renewal of these items are possible;

    - the soundness of the structures on each Property;

    - the functionality of mechanical equipment and plumbing and electrical components located and utilized by each Property;

    - no potentially hazardous or toxic materials were utilized in the construction or maintenance of the Properties nor located at or about the Properties; and

    - compliance with the Americans with Disabilities Act of 1990.

Further, in its valuation of the Park Place Tower Apartments, Cushman & Wakefield was not provided with building plans for the site improvements and, accordingly, building sizes relating to gross and net rentable area were compiled from other documentation furnished by the Partnership. Cushman & Wakefield did not conduct a legal survey of the Properties or review actual tenant leases. To the knowledge of the General Partners, there have been no material changes in the Partnership, its assets or any other relevant information since the date of the appraisals which may limit the usefulness of the appraisals and otherwise affect the validity and accuracy of the appraisals.

    AN APPRAISAL IS ONLY AN ESTIMATE OF VALUE, AS OF THE SPECIFIC DATES STATED IN THE APPRAISAL, AND IS SUBJECT TO THE ASSUMPTIONS AND LIMITING CONDITIONS STATED IN THE APPRAISAL REPORT. AN OPINION IS NOT A MEASURE OF REALIZABLE VALUE AND MAY NOT REFLECT THE AMOUNT WHICH WOULD BE RECEIVED IF THE PROPERTY WAS SOLD. REFERENCE SHOULD BE MADE TO THE ENTIRE APPRAISAL REPORT.

    AVAILABILITY OF REPORT

    Copies of the appraisals have been filed with the Commission as an exhibit to the Schedule 13E-3 filed by the Partnership and the Purchaser. Copies of the appraisals for the Properties are also available for inspection and copying at the principal executive offices of the Partnership during regular business hours by any interested Unitholder or his designated representative at its or his cost.

    COMPENSATION

    Cushman & Wakefield was paid a fee of $15,000 in connection with the appraisals. The fees paid to Cushman & Wakefield in connection with the appraisal were negotiated by the General Partners. The Partnership has agreed to indemnify Cushman & Wakefield against specified liabilities arising out of its engagement to prepare and deliver the appraisals.

    The General Partners engaged Cushman & Wakefield in July 1999 to value the Properties. In 1998 and 1999, Cushman & Wakefield provided its appraisal services to Berkshire Realty Company, Inc., an affiliate of the General Partners and the property manager of the Properties, and Berkshire Realty Holdings,
 L.P., also an affiliate of the General Partners. Cushman & Wakefield received approximately $700,000 for the services provided to Berkshire Realty Company and Berkshire Realty Holdings. Other than these engagements, there has been no material relationship between Cushman & Wakefield or its affiliates and the Partnership or its affiliates, nor is any material relationship contemplated.

DETERMINATION OF MERGER PRICE

    As described above under "--Background of the Merger; Purpose of the Transaction," the Purchaser based its initial merger price of $864 per Unit on the appraisals of the Properties prepared by Cushman & Wakefield. The established merger price of $1,200 per Unit was determined following the revised tender offer of $1,100 per Unit made by ERP. The General Partners believe that this price is fair to Unitholders.

    BOOK VALUE

    Because the Partnership's principal assets, the Properties, are carried on the Partnership's balance sheet at their historical cost and have been depreciated over the sixteen years of the Partnership's existence, the net book value of a Unit is a negative number, and therefore the Purchaser does not believe net book value is meaningful in determining the fairness of the merger price.

    RECENT UNIT SALES; TENDER OFFER

    Although not necessarily an indication of value, the per Unit price to be paid to Unitholders in the merger is higher than the trading prices for the Units during the past year as reported by The Partnership Spectrum, an independent third-party industry publication. The General Partners do not know whether the information compiled by The Partnership Spectrum is accurate or complete. According to its reports, for the eight months ended September 30, 1999, a total of 100 Units traded at per Unit prices between $575 and $651 with a weighted average of $624 per Unit. In addition, for the period between October 1, 1999 and November 30, 1999, a total of 50 Units traded at per Unit prices between $652 and $655.83 with a weighted average of $653.80 per Unit. Trading prices as reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The General Partners have not independently confirmed the trading prices referred to above, and believe that these prices are not necessarily indicative of value. Consequently, the General Partners believe that the comparison of the per Unit price to be paid to Unitholders with these prices, while informative, is not dispositive of the fairness of the price to be paid to Unitholders.

    The $1,200 per Unit price to be paid to Unitholders in the merger is also higher than the $1,100 price (less distributions) offered in a recent third-party tender offer to acquire the outstanding Units.

EFFECTS OF THE TRANSACTION

    EFFECT ON THE PARTNERSHIP

    If the merger is approved and the remaining conditions to the merger are met or waived, the merger will be effected by filing certificates of merger with the Delaware Secretary of State and the Massachusetts Secretary of State. As a result, the assets and liabilities of the Partnership will be transferred to the Purchaser as the surviving entity in the merger and the Partnership will cease to exist. The benefits and risks associated with ownership of the Properties will then rest solely with the Purchaser.

    Following the merger, the Partnership will cease to be a public company and will not file reports under the Securities Exchange Act of 1934 or be subject to the rules under it.

    EFFECTS ON THE UNITHOLDERS

    As a result of the merger, each Unit of the unaffiliated Unitholders will be cancelled in exchange for a $1,200 cash payment, without interest, payable by the Purchaser to the Unitholder upon receipt by the Purchaser of the appropriate forms from the Unitholder. Following the completion of the merger, the Unitholders will cease to be owners of the Partnership and will no longer have the potential benefits and risks associated with ownership. Unitholders will forego the opportunity to continue to participate as investors in the Partnership, including the right to distributions and potential appreciation of its assets over time.

    Unitholders will recognize a gain or loss on the conversion of Units into cash in the merger to the extent of the difference between the amount realized and the Unitholder's adjusted basis in the Units sold. See "--Material Federal Income Tax Consequences."

    EFFECTS ON THE GENERAL PARTNERS AND THE PURCHASER

    The General Partners will not receive any payment in exchange for the redemption of their general partnership or original limited partnership interests nor will they receive any fees from the Partnership in connection with the merger. Following the merger, the Purchaser will continue to pay management fees to an affiliate of the General Partner as described below under "Information About the Partnership, Its General Partners and Their Affiliates--Related Party Transactions." An affiliate of the General Partners will manage and control and have an approximate 75% ownership interest in the Purchaser and thus will benefit from any returns the Purchaser receives from its investment in the Properties, whether from operating the Properties, selling the Properties or otherwise.

    FAILURE TO APPROVE THE MERGER

    If the merger is not approved by Unitholders, the General Partners will continue to operate the Partnership in accordance with the terms of the partnership agreement and in fulfillment of their fiduciary duties. The Partnership may (1) continue to hold the Properties, (2) refinance either or both of the Properties and utilize the proceeds of the refinancing to implement capital improvements in the Properties, (3) solicit offers from potential purchasers to acquire either or both Properties, through bid solicitation, auction or otherwise or (4) pursue other strategies intended to enhance the value of the Unitholders' investment in the Partnership.

    PLANS OR PROPOSALS BY PARTNERSHIP OR AFFILIATES FOLLOWING THE MERGER

    Following the completion of the merger, the Purchaser intends to review the Partnership and its assets, distribution policy, capitalization, operations, properties, policies, management and personnel and consider what further changes, if any, would be desirable in light of the circumstances which then exist. The Purchaser presently anticipates conducting the business and operations of the Partnership substantially as they are currently conducted.

    The Purchaser does not have any specific plans for the sale or disposition of the Properties or any material change in the business of the Partnership following the merger. The Purchaser will, however, evaluate any proposals and may sell or dispose of its assets if attractive terms are offered. Presently, there are no arrangements or proposals to do so.

    Under the agreements entered into in connection with the merger, Equity Resources, which following the merger will own approximately 25% of the Purchaser, may require the managing members of the Purchaser to cause the Purchaser to attempt to sell the Properties at any time during the six-month period following the fifth anniversary of the completion of the merger. See "Related Agreements."

FINANCING OF THE MERGER

    SOURCE OF FUNDS

    The aggregate consideration to be paid to Unitholders is approximately $37.5 million. Of this amount, up to $16 million will be in the form of a capital contribution from KRF Company to the Purchaser and the remainder will be obtained from the anticipated refinancing of existing mortgage indebtedness of the Partnership. In addition, Equity Resources will contribute 3,985.5 Units currently held by them in the Partnership as a capital contribution to the Purchaser. KRF Company will finance its capital contributions to the Purchaser through capital contributions from an affiliate of the General Partners which has available sufficient amounts of liquid capital necessary to fund the obligations of KRF Company to the Purchaser in respect of the merger consideration.

    It is anticipated that the Purchaser will obtain financing from Reilly Mortgage Capital Corporation under loans to be secured by each of the partnership's Properties, which loans will then be assigned to the Federal National Mortgage Association ("Fannie Mae"). It is expected that the loan proceeds will be used to acquire the outstanding Units, refinance existing debt, including prepayment penalties of approximately $1.6 million, and pay associated closing costs. The Purchaser expects to have a signed commitment letter by the date of the special meeting.

    The Purchaser expects to borrow between $66 million and $68 million. The proposed term of the loans is 60 to 84 months, with a proposed amortization schedule of 360 months. It is anticipated that the loans will bear an adjustable interest rate as provided by Fannie Mae. It is proposed that the interest rate index shall be based on the three-month London Interbank Offered Rate plus a spread. The interest rate will change every three months based upon the LIBOR index.

    It is anticipated that the loans will be prepayable in the future, together with a prepayment premium. The Purchaser expects to pay origination fees related to the loans and third-party costs relating to surveys, title insurance and other closing costs. It is further anticipated that the loan agreements will contain customary restrictive covenants and events of default. The Purchaser has had discussions with other sources of financing which have expressed interest in providing financing for the proposed merger. If the financing described above is not available, the Purchaser anticipates that it would be able to obtain alternative financing from one of these sources, but there is no assurance that it would be able to do so.

    COSTS BORNE BY THE PURCHASER

    It is expected that approximately $66 million to $68 million will be required to finance the merger, and approximately $772,000 will be required to pay related fees and expenses. The following is an itemized statement of the approximate amount of all expenses incurred or to be incurred by the Purchaser in connection with the merger:

Financing costs.............................................  $500,000
Legal fees..................................................   200,000
Appraisal and related expenses..............................    25,000
Printing and mailing costs..................................    15,000
Proxy solicitation fees.....................................    22,000
Other, including filing fees................................    10,000
                                                              --------
      Total.................................................  $772,000
                                                              ========

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following summary is a general discussion of material federal income tax consequences of a sale of Units under the merger assuming that the Partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986. This summary is based on the Internal Revenue Code, applicable Treasury Regulations under it, administrative rulings, practice and procedures and judicial authority as of the date of this proxy statement. All of the foregoing are subject to change, and any change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of the Unitholder's specific circumstances or to specific types of Unitholders subject to special treatment under the federal income tax laws, for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations. This summary also does not discuss any aspect of state, local, foreign or other tax laws. Sales of Units under the merger will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

EACH UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNITHOLDER OF SELLING UNITS UNDER THE MERGER.

    CONSEQUENCES TO UNITHOLDERS

    A Unitholder will recognize gain or loss on a sale of Units under the merger equal to the difference between (1) the Unitholder's "amount realized" on the sale and (2) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to Units sold under the merger will be a sum equal to the amount of cash received by the Unitholder for the Units plus the amount of Partnership liabilities allocable to the Units, as determined under Internal Revenue Code Section 752. A Unitholder's adjusted tax basis in Units sold under the merger will vary depending upon the Unitholder's particular circumstances, and will be affected by allocations of Partnership income, gain or loss, and by any cash distributions made by the Partnership to a Unitholder with respect to its Units. In this regard, Unitholders will be allocated a pro rata share of the Partnership's taxable income or loss with respect to Units sold under the merger through the effective date of the sale.

    In general, the character, as capital or ordinary, of a Unitholder's gain or loss on a sale of Units under the merger will be determined by allocating the Unitholder's amount realized on the sale and the Unitholder's adjusted tax basis in the Units sold between "Section 751 items," which are "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Internal Revenue Code Section 751, and non-Section 751 items. The difference between the portion of the Unitholder's amount realized that is allocable to
Section 751 items and the portion of the Unitholder's adjusted tax basis in the Units sold that is so allocable will be treated as ordinary income or loss. The difference between the Unitholder's remaining amount realized and remaining adjusted tax basis will be treated as capital gain or loss assuming the Units were held by the Unitholder as capital assets.

    A Unitholder's capital gain or loss, if any, on a sale of Units under the merger will be treated as long-term capital gain or loss if the Unitholder's holding period for the Units exceeds one year. Under current law, which is subject to change, long-term capital gains of individuals and other non-corporate taxpayers generally are taxed at a maximum marginal federal income tax rate of 20%, or 25% on recapture of the amount of accelerated depreciation on real property, whereas the maximum marginal federal income tax rate for other income of these persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years--a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely; in addition, corporations, but not non-corporate taxpayers, are generally allowed to carry back excess capital losses to the three preceding taxable years.

    Under Internal Revenue Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year, other than the year in which the taxpayer's entire interest in the activity is disposed of, only to the extent of such person's passive activity income for such year, and closely held corporations may not offset these losses against so-called "portfolio" income. A Unitholder with "suspended" passive activity losses (i.e., net tax losses in excess of statutorily provided "phase-in" amounts) from the Partnership generally will be entitled to offset these losses against any income or gain recognized by the Unitholder on a sale of his Units under the merger.

    Gain realized by a foreign Unitholder on a sale of a Unit under the merger will be subject to federal income tax. Under Section 1445 of the Internal Revenue Code, the transferee of a partnership interest held by a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a foreign Unitholder from the price payable to the foreign Unitholder.

    Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess of the liability, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

    Unless an exemption applies under applicable law and regulations concerning "backup withholding" of U.S. federal income tax, the Purchaser will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a Unitholder or other payee pursuant to the merger unless the Unitholder or other payee provides its taxpayer identification number (social security number or employee identification number) and certifies that this number is correct, or certifies that it is awaiting a taxpayer identification number. To prevent the imposition of backup federal income tax withholding on payments made to certain Unitholders with respect to the purchase price of Units purchased under the merger, a tendering Unitholder must provide the Purchaser with the holder's correct taxpayer identification number and certify that the Unitholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

                              THE SPECIAL MEETING

SPECIAL MEETING; RECORD DATE

    Under Massachusetts partnership law and the partnership agreement, the merger and the amendment requires approval of a majority of the holders of each class of outstanding investor limited partnership units. A special meeting of the Unitholders will be held on April 27, 2000, at 9:00 a.m., local time, at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, to consider and vote upon the merger and the amendment to the Partnership's partnership agreement. In accordance with the partnership agreement, the close of business on March 22, 2000 has been established as the record date for the special meeting. Under the terms of the partnership agreement, only the Unitholders of record on the record date are eligible to vote those Units on the proposals set forth in this proxy statement. A Unitholder of record as of the record date will retain the right to vote on the proposals set forth in this document even if the Unitholder sells or transfers its Units after the record date. As of the record date, the Partnership had 35,200 Units outstanding and entitled to vote, held of record by approxmiately 1,870 Unitholders. A list of the Unitholders entitled to vote at the special meeting will be available for inspection at the executive offices of the Partnership at One Beacon Street, Suite 1500, Boston, Massachusetts 02108. Under the partnership agreement, valid voting requires a quorum constituted by a majority in interest of the Unitholders voting at the special meeting in person or by proxy.

    Even if a Unitholder intends to attend the special meeting in person, they are requested to complete and return the enclosed proxy card promptly.

PROCEDURES FOR COMPLETING PROXIES

    Accompanying this proxy statement is a proxy card solicited by the General Partners for use at the special meeting. When a proxy card is returned, properly executed, the Units represented by it will be voted at the special meeting by the General Partners in the manner specified on the proxy card. It is important that Unitholders mark, sign and date their proxy card and return it either in the enclosed, postage-prepaid envelope or by facsimile as instructed below to Krupp Funds Group as soon as possible. When voting a proxy by facsimile, both sides of the proxy must be transmitted. Delivery of a proxy does not prohibit Unitholders from attending the special meeting. To be properly executed, the proxy card must be signed by and bear the date of signature of the Unitholder voting the Units represented by the card. All questions as to the form of documents and the validity of consents will be determined by the General Partners, which determinations shall be final and binding. The General Partners reserve the right to waive any defects or irregularities in any proxy.

    Each Unit entitles the holder thereof to one vote with respect to the proxies solicited by this document. Only Unitholders of record on the record date may grant a proxy with respect to their Units.

    IF UNITS STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, ALL PERSONS MUST SIGN THE PROXY CARD. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE THE FULL TITLE OF THE POSITION HELD. IF A CORPORATION, THE PROXY SHOULD BE SIGNED BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON. IF A UNITHOLDER'S UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY THIS INSTITUTION CAN SIGN A PROXY WITH RESPECT TO THE UNITS AND CAN DO SO ONLY AT THE UNITHOLDER'S DIRECTION. ACCORDINGLY, IF ANY UNITS ARE SO HELD, UNITHOLDERS SHOULD CONTACT THEIR ACCOUNT REPRESENTATIVE AND GIVE INSTRUCTIONS FOR A PROXY TO BE SIGNED WITH RESPECT TO THEIR UNITS.

    A Unitholder in favor of the merger and the amendment to Krupp Realty's partnership agreement should mark the "for" box on the enclosed proxy card, date and sign the proxy and either mail it promptly in the enclosed postage-prepaid envelope or fax a copy to Krupp Funds Group as instructed below. If a proxy card is executed but no indication is made as to what action is to be taken, it will be deemed to constitute a vote "for" the merger and "for" the amendment. By consenting to the merger and the amendment, the Unitholders irrevocably appoint the General Partners, or their designee, as their attorney-in-fact to execute and deliver those documents as are necessary to effect the merger and the amendment.

    Questions and requests for assistance or for additional copies of this proxy statement and the proxy card may be directed to the Partnership's Solicitation Agent, Krupp Funds Group, One Beacon Street, Suite 1500, Boston, Massachusetts 02108, Attention: Investor Services, or by telephone at 1-800-25-KRUPP or facsimile at 617-423-8919. Unitholders should also use this fax number for delivery of their completed proxy cards. In addition to soliciting proxies by mail, proxies may be solicited in person and by telephone or telegraph. Unitholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the proxy solicitation.

VOTES REQUIRED

    Under the terms of the partnership agreement, the vote of the Unitholders owning a majority of the Units is necessary to approve the amendment to the partnership agreement. Under Massachusetts law, the vote of the Unitholders owning a majority of the Units is necessary to approve the merger. Each Unit entitles the holder thereof to one vote on each matter submitted to a vote of the Unitholders. If a majority in interest of the Unitholders consent to the merger and the amendment and certain other conditions are met, the merger will be completed. If both the merger and the amendment are not approved by the Unitholders owning a majority of the Units, the merger will not be completed.

    Equity Resources, which holds approximately 11% of the Partnership's outstanding Units, has agreed to vote for the approval of the merger and the amendment to the Partnership's partnership agreement. In addition, Unitholders representing approximately 4.57% of the Units have previously agreed to vote their interest in the Partnership in proportion to the votes of all other Unitholders who vote on a given matter. Therefore, these Unitholders would have to vote 60% of their Unit holdings in favor of the merger if, for example, other Unitholders representing 60% percent of the outstanding Units voted for the approval of the merger. This means that, in total, an additional 39% of the unaffiliated Unitholders must vote in favor of the merger proposal to ensure its approval. See "Related Agreements." Units held by Krupp LP, as a limited partner of the Partnership, will not be voted at the special meeting or included in the determination of whether a quorum exists.

    THE CONSENT OF THE UNITHOLDERS HOLDING A MAJORITY IN INTEREST OF THE OUTSTANDING UNITS IS NECESSARY TO COMPLETE THE PROPOSED MERGER AND TO ADOPT THE AMENDMENT. FAILURE TO RETURN A PROXY IN A TIMELY MANNER OR TO VOTE AT THE SPECIAL MEETING, ABSTENTION FROM VOTING OR A BROKER NON-VOTE WILL EACH HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AND "AGAINST" THE AMENDMENT. THEREFORE, UNITHOLDERS ARE ASKED TO PLEASE DATE, SIGN AND PROMPTLY RETURN THEIR PROXY CARDS.

SOLICITATION PROCEDURES

    The Partnership has retained Krupp Funds Group to act as Solicitation Agent and for advisory services in connection with this proxy statement. In connection therewith, Krupp Funds Group will be paid reasonable and customary compensation and will be reimbursed for their reasonable out-of-pocket expenses, as described above under "Special Factors--Financing of the Merger--Costs Borne by the Purchaser." The Partnership has also agreed to indemnify Krupp Funds Group against specified liabilities and expenses including liabilities and expenses under federal securities laws.

    The Partnership will not pay any fees or commissions to any broker or dealer or other person, other than to Krupp Funds Group, for soliciting proxies in this solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the customers for whom they hold Units, and the Partnership will reimburse them for reasonable mailing and handling expenses incurred by them in forwarding proxy materials to their customers.

REVOCATION OF PROXIES

    A proxy executed and delivered by a Unitholder may subsequently be revoked by submitting written notice of revocation to the Partnership. A revocation may be in any written form, including a later-dated proxy card, validly signed by a Unitholder as long as it clearly states that the Unitholder's proxy previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. Notices of revocation should be delivered to Krupp Funds Group at the address or by facsimile as listed above. A Unitholder may also revoke its proxy by attending the special meeting and voting in person. If a Unitholder signs, dates and delivers a proxy to the Partnership and, thereafter, on one or more occasions, signs and delivers a later-dated proxy, the latest-dated proxy card is controlling as to the instructions indicated in that proxy and supersedes the Unitholder's prior proxy as embodied in any previously submitted proxy card.

APPRAISAL RIGHTS

    Neither the partnership agreement nor Massachusetts law provides rights of appraisal or similar rights to Unitholders whether or not Unitholders abstain or vote for or against the merger. As a result, if Unitholders holding a majority of the Units approve the merger and if the merger is completed, the Partnership will be merged with and into the Purchaser and all unaffiliated Unitholders, including those who do not approve the merger, will receive the merger price for each of their Units in accordance with the terms of the merger agreement.

                              THE MERGER AGREEMENT

    The merger agreement between the Partnership and the Purchaser will be entered into only if the Unitholders approve the amendment to the Partnership's partnership agreement. Under the merger agreement, the merger of the Partnership with and into the Purchaser will not take place unless the Unitholders approve the merger. If the merger is approved at the special meeting, the General Partners on behalf of the Partnership intend to enter into an agreement substantially in the form of the merger agreement. The material provisions of the merger agreement are summarized below. Although complete in all material respects, this summary is qualified by reference to the full text of the merger agreement attached to this proxy statement as Annex A. Unitholders are encouraged to read the merger agreement carefully. If all of the conditions in the merger agreement are met, principally the approval by the Unitholders of the merger, at the effective time of the merger, the Partnership will be merged with and into the Purchaser, with the Purchaser continuing as the surviving entity. The Purchaser, as the surviving entity, will succeed to and possess all of the rights, privileges and powers of the Partnership, whose assets shall vest in the Purchaser, and who will then be liable for all of the liabilities and obligations of or any claims or judgments against the Partnership.

CLOSING DATE; EFFECTIVE TIME OF THE MERGER

    The merger will become effective at 5:00 p.m. on the date on which the latter of (1) the filing of the certificate of merger with the Office of the Secretary of State of Delaware and (2) the filing of the certificate of merger with the Secretary of State of the Commonwealth of Massachusetts.

EFFECTS OF THE MERGER

    At the effective time, by virtue of the merger, and without any further action on the part of anyone, all Partnership interests outstanding immediately beforehand, including Units, general partnership interests and original limited partnership interests, will be cancelled. Each Unit owned by the Unitholders, other than Equity Resources, or those who are not affiliates of the Purchaser or the General Partners, will be automatically converted into a right to receive, in exchange for each Unit, $1,200 in cash, without interest. Immediately before the effective time, 3,985.5 partnership interests (whether general or limited) will be contributed to the Purchaser for membership interests in the Purchaser.

PAYMENT

    The merger price will be paid to unaffiliated Unitholders by the Purchaser within 15 days of the effective time. Interest will not accrue on amounts owed to unaffiliated Unitholders. Payments will be made only to the unaffiliated Unitholder in whose name Units are registered on the books of the Partnership at the effective time. Neither the Purchaser nor any other party will be liable to any Unitholder for any merger consideration or other payments made to a public official under applicable abandoned property laws. The Purchaser will be entitled to deduct and withhold from the merger consideration paid to a Unitholder any taxes or other amounts required by law, including backup withholding imposed under Internal Revenue Code Section 3406 and withholding imposed under Internal Revenue Code Section 1445 on the gross amount realized by specified foreign persons upon the disposition of specified interests in U.S. real property.

    Under federal law, to the extent that amounts are withheld, these amounts will be treated as having been paid to a Unitholder for purposes of the merger agreement. Beginning at the effective time, there will be no further transfers of any Units on the books of the Partnership. Each Unitholder whose Units were converted and cancelled will be deemed to have withdrawn as a limited partner of the Partnership. Unitholders will then have no further interest in the Partnership or the Purchaser, including any allocations or distributions of income, property or otherwise, other than the right to receive the merger price per Unit.

    Following the effective time, the officers of the Purchaser, as the surviving entity in the merger, will terminate the Partnership's reporting obligations with the Securities and Exchange Commission.

AUTHORITY AND CONSENT OF THE PURCHASER

    The Purchaser has informed the Partnership that the execution, delivery and performance of the merger agreement by the Purchaser and the completion of the transactions contemplated by it have been duly authorized by the Purchaser's members as necessary.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

    The merger agreement contains no representations and warranties.

CONDITIONS TO THE MERGER

    Before the merger is completed, the following must occur:

    - the holders of a majority of the outstanding Units must approve the amendment in accordance with the partnership agreement;

    - the holders of a majority of the outstanding Units must approve the merger agreement in accordance with the partnership agreement and Massachusetts law;

    - any consent, approval or waiver of any third party required in order for the Purchaser or the Partnership to complete the merger must be obtained.

    In addition, unless the relevant condition is waived by the Purchaser and the Partnership, the merger will not be completed if any of the following occur:

    - the enactment, promulgation or enforcement by any governmental entity of a statute, regulation or injunction which prohibits or restrains the merger or subjects any party to substantial damage as a result of the merger; and

    - a change or event which has or could be reasonably expected to either
      (1) cause a material adverse effect to the business, condition, financial or otherwise, or result of operations of the Partnership or (2) prevent or cause a material delay in the completion of the merger or the performance of the merger agreement by the Purchaser or the Partnership.

TERMINATION

    The merger agreement may be terminated by the mutual agreement of the Purchaser and the General Partners at any time before the filing of the certificates of merger.

AMENDMENT

    At any time before the filing of the certificates of merger, the merger agreement may be amended by the joint determination in writing of the Purchaser and the General Partners. No amendment may be made which would change any term of the certificate of formation or operating agreement of the surviving entity in the merger.

WAIVER

    At any time before the effective time of the merger, whether before or after this proxy statement is mailed, any party may waive compliance with any of the agreements of the other party or conditions to its own obligations contained in the merger agreement.

THE SURVIVING ENTITY

    The certificate of formation, operating agreement and managers and officers of the Purchaser will be the certificate of formation, operating agreement and managers and officers utilized by or employed by the Purchaser before the merger.

                               RELATED AGREEMENTS

    In connection with the merger, the Purchaser and its sole member, KRF Company, have entered into an investment agreement and voting agreement, each dated as of December 2, 1999, with Equity Resources. Under the investment agreement, Equity Resources has agreed to reinvest their Units in the Purchaser as a capital contribution. KRF Company, on the other hand, will make a cash contribution to the Purchaser of up to $16 million. The Purchaser and KRF Company, on the one hand, and Equity Resources on the other hand, further agreed to indemnify the other in connection with any liability arising out of a breach of the investment agreement, while the Purchaser agreed to identify the parties in connection with any liabilities arising out of any Unitholder litigation relating to the merger. To the extent that the indemnification provisions are unenforceable, the parties agreed to contribute additional amounts in satisfaction of any losses to the extent legally permissible.

    The Purchaser may terminate the investment agreement at any time. The investment agreement will terminate automatically if the merger is not completed by August 1, 2000, or, if the members of the Purchaser do not make their capital contributions before the parties complete the merger.

    Under the voting agreement, Equity Resources, which owns approximately 11% of the outstanding Units, has agreed that at any meeting of the partners of the Partnership, however called, and in any action by consent of the limited partners of the Partnership, Equity Resources will vote, or cause to be voted, the Units held of record or beneficially owned by it in favor of the merger and the amendment to the partnership agreement. Equity Resources further agreed that at any meeting of the partners of the Partnership, however called, and in any action by consent of the limited partners of the Partnership, Equity Resources will vote, or cause to be voted, in person or by proxy, the Units held of record or beneficially owned by it against approval of any proposal made in opposition to or in competition with the merger.

    In addition, Equity Resources further agreed that, without the consent of the Purchaser and KRF Company, Equity Resources would not, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, transfer, exchange or dispose of any Units or options, warrants or other convertible securities to acquire or purchase Units, whether now or later acquired. Under the terms of the voting agreement, if Equity Resources acquires any additional Units, the voting agreement will be applicable to the additional Units.

    In addition, under the terms of the Purchaser's organizational documents, upon the request of Equity Resources, the managing members of the Purchaser have agreed to cause the Purchaser to attempt to sell the Properties at any time during the six-month period following the fifth anniversary of the completion of the merger.

                   THE AMENDMENT TO THE PARTNERSHIP AGREEMENT

PURPOSE

    The purpose of the amendment is to amend Krupp Realty's partnership agreement to permit the Partnership to enter into the merger agreement and complete the merger with the Purchaser. Except for specifically enumerated transactions, the partnership agreement prohibits the Partnership from selling any property to, or entering into any agreement or arrangement with, a General Partner or an affiliate of a General Partner. Because the Purchaser is an affiliate of the General Partners and the merger agreement is an agreement which may be considered to be an indirect sale of the Properties, these prohibitions prevent the Partnership from entering into the merger agreement with the Purchaser.

THE AMENDMENT

    The description of the amendment to the partnership agreement summarized above is qualified in its entirety by reference to the text of the amendment attached to this proxy statement as Annex B. Unitholders are encouraged to read the annexed amendment carefully.

    In accordance with the amendment, the parties must enter into the merger agreement after February 1, 2000 and before August 1, 2000. The amendment adds the merger agreement to the list of the transactions which the Partnership is permitted to compete with an affiliate of the General Partners; otherwise, the amendment does not alter the partnership agreement.

                       INFORMATION ABOUT THE PARTNERSHIP,
                   ITS GENERAL PARTNERS AND THEIR AFFILIATES

THE PARTNERSHIP

    The Partnership was organized on June 16, 1983 as a limited partnership under Massachusetts law. The Partnership is governed by its partnership agreement, which vests exclusive management and control over the Partnership in the General Partners, subject to the rights of the Unitholders to vote on limited matters. The address of the Partnership's principal executive office is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and the telephone number is (617) 523-7722.

    The Partnership considers itself to be engaged only in the industry segment of real estate investing. The Partnership issued all of the original limited partner interests in the Partnership to The Krupp Company Limited Partnership-II. On September 6, 1983, the Partnership, under a sales agent agreement, commenced the marketing and sale of Units for $1,000 per Unit, 35,200 of which were sold. The Partnership invested the net proceeds from the Unit offering in leveraged real estate. The Partnership originally invested in four multi-family apartment complexes--Century II Apartments, Marine Terrace, the Fieldcrest Apartments and the Park Place Tower Apartments--and a joint venture in Lakeview Tower Apartments with Krupp Realty Limited Partnership-IV, an affiliated limited partnership. The aggregate purchase price of the properties was approximately $67 million and the Partnership originally funded approximately $2.3 million to the joint venture.

    On March 20, 1989, the General Partners formed Krupp Realty Park Place-Chicago Limited Partnership, an Illinois limited partnership ("Realty-V"), as a prerequisite for the refinancing of the Park Place Tower Apartments. At the same time, the General Partners transferred ownership of the Park Place Tower Apartments to Realty-V. The General Partner of Realty-V is Krupp Corp. The limited partner of Realty-V is the Partnership. Krupp Corp has beneficially assigned its interest in Realty-V to the Partnership. The Partnership and Realty-V are collectively known as Krupp Realty Limited Partnership-V and Subsidiary (collectively referred to in this proxy statement as the "Partnership").

    The Partnership sold two of its apartment complexes, the Fieldcrest Apartments and Marine Terrace, in 1992 and 1995, respectively. The Partnership also received a distribution of proceeds from the sale of the joint venture in 1992.

    The Partnership's real estate investments are subject to seasonal fluctuations resulting from changes in utility consumption and seasonal maintenance expenditures. However, the future performance of the Partnership will depend upon factors which cannot be predicted. These factors include general economic and real estate market conditions, both on a national basis and in those areas in which the Partnership's real estate investments are located, real estate tax rates, operating expenses, energy costs, government regulations and federal and state income tax laws. The requirements for compliance with federal, state and local regulations to date have not had an adverse effect on the Partnership's operations, and no adverse effect from regulatory compliance is anticipated in the future.

    As of September 30, 1999, the Partnership did not employ any personnel.

THE GENERAL PARTNERS

    The General Partners of the Partnership are Krupp Corp and Krupp LP. The principal business address of each of the General Partners is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The principal business of each of the General Partners is to act as a general partner of the Partnership. The directors and principal executive officers of Krupp Corp are Douglas Krupp, George Krupp and David Quade, and the sole shareholders of Krupp Corp are Douglas Krupp and George Krupp. The General Partners of Krupp LP are Douglas Krupp, George Krupp and Krupp Corp. Krupp LP owns all of the original limited partnership interests in the Partnership.

    Douglas Krupp co-founded and serves as Co-Chairman and Chief Executive Officer of The Berkshire Group, an integrated real estate financial services firm engaged in real estate acquisitions, property management, mortgage banking, investment sponsorship, venture capital investing and financial management.

    Mr. Krupp has held the position of Co-Chairman since The Berkshire Group was established as The Krupp Companies in 1969 and he has served as the Chief Executive Officer since 1992. Mr. Krupp serves as a Director of Krupp Government Income Trust and Krupp Government Income Trust-II and he is also a member of the Board of Trustees at Brigham & Women's Hospital. He is a graduate of Bryant College where he received an honorary Doctor of Science in Business Administration in 1989 and was elected trustee in 1990. Mr. Krupp's address is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

    George Krupp is actively involved in the management of The Berkshire Group and affiliated entities. Mr. Krupp has been an instructor of history at the New Jewish High School in Waltham, Massachusetts since September of 1997. Mr. Krupp attended the University of Pennsylvania and Harvard University and holds a master's degree in History from Brown University. Mr. Krupp's address is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

    David Quade is Executive Vice President and Chief Financial Officer of The Berkshire Group. Prior to joining The Berkshire Group, Mr. Quade was a principal and Chief Financial Officer for eighteen years at Leggat McCall Properties. He received a P.A.P. from Northwestern University Graduate Business School and an M.B.A. and a B.S. from Central Michigan University.

DESCRIPTION OF THE ASSETS

    As of September 30, 1999, the Partnership had leveraged investments in two apartment complexes acquired in 1984, which together have an aggregate of 1,369 units. One of the complexes has an additional 18,417 square feet of leasable commercial space. A summary of the Partnership's real estate investments is presented below.

                                                                                  AVERAGE OCCUPANCY
                                                      -------------------------------------------------------------------------
                                                           FOR THE                          FOR THE YEAR ENDED
                                     TOTAL UNITS/        NINE MONTHS                           DECEMBER 31,
                                   CURRENT LEASABLE         ENDED          ----------------------------------------------------
DESCRIPTION                         SQUARE FOOTAGE    SEPTEMBER 30, 1999     1998       1997       1996       1995       1994
-----------                        ----------------   ------------------   --------   --------   --------   --------   --------
Century II Apartments
  Cockeysville, Maryland.........  468 Units                  96%            100%       100%        96%        92%        92%
Park Place Tower Apartments......  901 Units/                 97%             99%        99%        96%        94%        94%
Chicago, Illinois................  18,417 Sq. Ft.             86%             64%        64%        76%        83%        83%

    CENTURY II APARTMENTS

    On December 10, 1997, the Partnership completed the refinancing of the Century II Apartments mortgage note. The property was refinanced with a $11,000,000 non-recourse mortgage note payable at the rate of 6.75% per annum with monthly principal and interest payments of $71,346. The mortgage note, which is collateralized by the property, matures on January 1, 2008, at which time the remaining principal of approximately $9,401,537 and the accrued interest are due. The note may be prepaid, subject to a prepayment penalty, at any time with 30 days prior notice. The Partnership used the majority of the proceeds from the refinancing to repay the existing mortgage note of $10,309,332, to pay closing costs of $236,763 and a prepayment premium of $210,825, and to establish various escrows. The prepayment premium, as well as unamortized deferred mortgage costs of $77,331, are reported in the statement of Operations included in the Partnership's consolidated financial Statements and appearing elsewhere in this proxy statement as an extraordinary loss from early extinguishment of debt for the year ended
December 31, 1997.

    At December 31, 1996, the property was subject to a non-recourse first mortgage note of $11,000,000, which was payable in equal monthly installments of principal and interest of $104,844, based on a 25-year amortization schedule.

    Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of the long-term debt is approximately $10,898,000 and $10,470,000 for the years ended
December 31, 1998 and 1997, respectively.

    PARK PLACE TOWER APARTMENTS

    The Park Place Tower Apartments property is subject to a non-recourse mortgage note in the original amount of $33,000,000, dated September 15, 1993, held by the U.S. Department of Housing and Urban Development ("HUD"). The note is payable in equal monthly installments of principal and interest of $212,783, based on a 31-year amortization. At maturity, all unpaid principal (approximately $1,457,000) and any accrued interest are due. The note may be prepaid subject to a prepayment premium. In the event a prepayment of principal occurs, a prepayment premium will be due, based on a declining premium rate of 5% to 0% of the outstanding principal balance over a period of 5 years. As stipulated in the regulatory agreement with HUD, the Partnership makes monthly deposits of $17,743 in an established reserve for replacements to be used for improvements. Under the terms of the loan, HUD restricts the distribution of funds to "surplus cash," as defined by HUD in the regulatory agreement.

DISTRIBUTIONS

    One of the objectives of the Partnership is to generate cash available for distribution to its partners. In 1995, after several years of infrequent distributions, the General Partners determined that there was sufficient cash flow, as calculated under the partnership agreement, and working capital reserves to reinstate distributions. These semiannual distributions, which commenced in the first quarter of 1996, were paid at an annual rate of $20.00 per Unit. The General Partners believed there was sufficient cash flow and working capital reserves to increase the annual distribution rate in 1997 to the current rate of $40.00 per Unit. The table below sets forth the distribution made by the Partnership to its partners for the nine months ended September 30, 1999 and during the years ended December 31, 1998 and 1997. The Partnership made a $20 per Unit distribution to its partners in February 2000.

                                                                             YEAR ENDED DECEMBER 31,
                                            NINE MONTHS ENDED     ---------------------------------------------
                                           SEPTEMBER 30, 1999             1998                    1997
                                          ---------------------   ---------------------   ---------------------
                                            AMOUNT     PER UNIT     AMOUNT     PER UNIT     AMOUNT     PER UNIT
                                          ----------   --------   ----------   --------   ----------   --------
Limited Partners:
Investor Limited Partners
  (35,200 Units outstanding)............  $1,408,000    $40.00    $1,408,000    $40.00    $1,408,000    $40.00
Original Limited Partner................      90,838                  90,839                  90,839
General Partners........................      15,140                  15,140                  15,140
  Total.................................  $1,513,978              $1,513,979              $1,513,979

    Future distributions will be at the discretion of the Partnership and will be determined after consideration of a number of factors including, among others, the Partnership's financial condition, cash flows and current and anticipated cash needs.

OWNERSHIP OF UNITS

    The number of Unitholders as of September 30, 1999 was approximately 1,870. As of September 30, 1999, none of the Unitholders beneficially owned more than 5% of the Partnerships 35,200 outstanding Units. The table below sets forth the beneficial ownership interests in the Units held by the investment funds comprising Equity Resources.

                                            NAME AND ADDRESS           AMOUNT AND NATURE   PERCENT
                                                   OF                         OF              OF
TITLE OF CLASS                              BENEFICIAL OWNER           BENEFICIAL OWNER     CLASS
--------------                      ---------------------------------  -----------------   --------
Investor Limited Partner Units      Equity Resource Fund XIX L.P.          225.00 Units      0.64%
                                    14 Story Street
                                    Cambridge, MA 02138
Investor Limited Partner Units      Equity Resources Bridge Fund            20.00 Units      0.06%
                                    14 Story Street
                                    Cambridge, MA 02138
Investor Limited Partner Units      Equity Resource General Fund L.P.       20.00 Units      0.06%
                                    14 Story Street
                                    Cambridge, MA 02138
Investor Limited Partner Units      Equity Resource Fund XVII L.P.       1,599.50 Units      4.54%
                                    14 Story Street
                                    Cambridge, MA 02138
Investor Limited Partner Units      Equity Resource Boston Fund          1,099.00 Units      3.11%
                                    14 Story Street
                                    Cambridge, MA 02138
Investor Limited Partner Units      Equity Resource Cambridge Fund         175.00 Units      0.50%
                                    14 Story Street
                                    Cambridge, MA 02138
Investor Limited Partner Units      Equity Resource Fund XXI L.P.          847.00 Units      2.41%
                                    14 Story Street
                                    Cambridge, MA 02138
                                    TOTAL                                3,985.50 Units     11.33%

    On September 30, 1999, the General Partners or their affiliates owned 106 Units, or .30% of the total outstanding Units, of the Partnership in addition to their general and original limited partner interests.

MARKET FOR THE UNITS

    The Units are not traded on any established trading market and no market of this type is expected to develop. Thus, limited information is available as to high and low bid quotations or sales prices. According to The Partnership Spectrum, an independent third-party industry publication, for the eight months ended September 30, 1999, a total of 100 Units traded at per Unit prices between $575 and $651 with a weighted average of $624 per Unit. For the period between October 1, 1999 and November 30, 1999, a total of 50 Units traded at per Unit prices between $652 and $655.83 with a weighted average of $653.80 per Unit.

    Unitholders are advised, however, that these gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. In addition, other measures of the value of the Units may be relevant to Unitholders.

RELATED PARTY TRANSACTIONS

    The Partnership pays property management fees to an affiliate of the General Partners for management services. Under the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for specified expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

    Amounts accrued or paid to the General Partners' affiliates for the nine months ended September 30, 1999 and for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                        1999       1998       1997       1996
                                                      --------   --------   --------   --------
Property management fees............................  $467,815   $506,198   $475,569   $442,295
Expense reimbursements..............................   275,029    307,468    317,432    288,226
                                                      --------   --------   --------   --------
Charged to operations...............................  $742,844   $813,666   $793,001   $730,521

    Expense reimbursements due from affiliates of $8,323 and $1,456, respectively were included in prepaid expenses and other assets for the nine months ended September 30, 1999 and for the year ended December 31, 1998.

    Under the partnership agreements the General Partners are entitled to a brokerage fee in an amount equal to 3% of the contract sales price of any real estate sold by the Partnership, subject to specified limitations. No brokerage fees have been paid to the General Partners of their affiliates for the three-year period ending December 31, 1998.

    In addition to the amounts above, refinancing costs of $110,000 were paid to the General Partners' affiliates during the year ending December 31, 1997.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial information regarding the Partnership's results of operations and financial position. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and other financial information included or incorporated by reference in this document. The historical financial data as of and for the quarters ended September 30, 1999 and 1998 have been derived from the unaudited financial statements included in the Partnership's Quarterly Report on Form 10-Q for the quarters ended September 30, 1999 and 1998, respectively. The historical financial data for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 have been derived from audited financial statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

                                    NINE MONTHS ENDED                                     FOR THE
                                      SEPTEMBER 30,                                YEAR ENDED DECEMBER 31
                                 -----------------------   ----------------------------------------------------------------------
                                    1999         1998         1998          1997             1996          1995          1994
                                 ----------   ----------   -----------   -----------      -----------   -----------   -----------
                                        UNAUDITED
Total revenues.................  11,763,548   11,277,451   $15,100,395   $14,523,598      $13,660,261   $13,839,760   $13,652,413
Income (loss) before gain from
  capital transactions.........   1,574,044    1,012,231       692,911      (304,383)        (119,075)     (795,377)   (1,450,214)
Gain on sale of property.......          --           --            --            --               --     3,265,789            --
Income (loss) before
  extraordinary loss...........   1,574,044    1,012,231       692,911      (304,383)        (119,075)    2,470,412    (1,450,214)
Extraordinary loss.............          --           --            --      (288,156)              --       (93,215)           --
Net income (loss)..............   1,574,044    1,012,231       692,911      (592,539)        (119,075)    2,377,197    (1,450,214)

Net income (loss) allocated to:
Investor limited partners......   1,463,861      941,375       644,407      (586,614)        (117,884)    2,353,425    (1,435,712)
per Unit.......................       41.59        26.74         18.31        (16.67)           (3.35)        66.86        (40.79)
Original limited partner.......      94,443       60,734        41,575            --               --            --            --

Net income (loss) allocated to:
General partners...............      15,740       10,122         6,929        (5,925)          (1,191)       23,772       (14,502)
Total assets...................  34,014,347   35,077,699    34,721,709    35,457,032       37,162,269    38,555,732    42,604,180
Long-term obligations..........  40,752,418   41,387,711    41,235,548    41,848,811       41,700,453    42,273,669    46,805,538

DISTRIBUTIONS:
Investor limited partners......   1,408,000    1,408,000     1,408,000     1,408,000          704,000            --            --
Per Unit.......................       40.00        40.00         40.00         40.00            20.00            --            --
Original limited partner.......      90,838       90,839        90,839        90,839           45,419            --            --
General partners...............      15,140       15,140        15,140        15,140            7,570            --            --

    The selected financial data results for the periods presented are not comparable due to the sale of the Marine Terrace multi-family apartment complex on July 19, 1995.

    The per Unit distributions for the years ended December 31, 1998, 1997, 1996, 1995 and 1994 were $40.00, $40.00, $20.00, $0 and $0, respectively, none of which represented a return of capital for tax purposes.

    Historical performance of the Partnership is not necessarily indicative of its future operations.

                      INFORMATION CONCERNING THE PURCHASER
                               AND ITS AFFILIATES

THE PURCHASER

    The Purchaser, KR5 Acquisition, L.L.C., is a wholly owned subsidiary of KRF Company. The Purchaser was organized for the purpose of merging with the Partnership and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. The Purchaser has no assets and liabilities. The principal office and place of business of the Purchaser is One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

AFFILIATES OF THE PURCHASER

    KRF Company was organized to conduct the business and the operations of KRF3 Acquisition Company, L.L.C., a Delaware limited liability company whose principal business is to hold limited partnership interests in Krupp Realty Fund, Ltd.-III. The principal office and place of business of KRF Company is One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The sole member of KRF Company is The Krupp Family Limited Partnership-94 (the "Family Limited Partnership").

    The Family Limited Partnership was formed to hold and manage investments for its partners. The general partners of the Family Limited Partnership are Douglas Krupp and George Krupp. See "Information About The Partnership, Its General Partners and Their Affiliates--The General Partners."

    The Family Limited Partnership, KRF Company, the Purchaser and the General Partners are under the common control of Douglas Krupp and George Krupp. As a result of the voting and investment agreements entered into among Equity Resources, the Purchaser and KRF Company, Douglas Krupp and George Krupp may be deemed to each beneficially own indirectly 4,086.5 Units, which is 11.6% of the total number of Units.

    All information contained in this proxy statement concerning the Purchaser is based upon statements and representations made by the Purchaser or its representatives to the Partnership or its representatives.

                      WHERE YOU CAN FIND MORE INFORMATION

GENERAL

    The Partnership files reports with the Securities and Exchange Commission on a regular basis. Unitholders may read or copy any document that the Partnership files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the Commission for further information at 1-800-SEC-0330. The Partnership's Commission filings are also available from the Commission's web site at www.sec.gov.

    The following documents previously filed by the Partnership with the Securities and Exchange Commission are incorporated in this proxy statement by reference:

        (a) Annual Report on Form 10-K for the year ended December 31, 1998;

        (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this document and prior to the date of the special meeting or any adjournment or postponement of the meeting shall be deemed to be incorporated by reference and made a part of this document from the date of the filing of these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this document or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference in this document modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

    The Purchaser, KRF Company, the Family Limited Partnership, the General Partners and George and Douglas Krupp are affiliates of the Partnership. Accordingly, together with the Partnership, they have jointly filed with the Commission a Schedule 13E-3. This proxy statement does not contain all of the information contained in the Schedule 13E-3, some of which is omitted as permitted by Commission rules. Statements made in this proxy statement, while complete in all material respects, are qualified by reference to documents filed as exhibits to the Schedule 13E-3. The Schedule 13E-3, including exhibits, is available for inspection and copying at the Commission as described above.

    The Purchaser and the General Partners are not public companies and are not required to file reports of any type with the Commission.

INDEPENDENT ACCOUNTANTS

    The consolidated financial statements and financial statement schedule of the Partnership appearing in this proxy statement have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report included in this document. These consolidated financial statements and financial statement schedule are included in this document and incorporated in this document by reference. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the special meeting, both to respond to appropriate questions of Unitholders and to make a statement if they so desire.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   PAGE
                                                                   ----
Annual Audited Financial Statements:

Report of Independent Accountants...........................              F-2

Financial Statements:

Balance Sheets, December 31, 1998 and 1997..................              F-3

Statements of Operations, for the years ended December 31,
  1998, 1997 and 1996.......................................              F-4

Statements of Changes in Partners' Deficit, for the years
  ended December 31, 1998, 1997 and 1996....................              F-5

Statements of Cash Flows, for the years ended December 31,
  1998, 1997 and 1996.......................................              F-6

Notes to Financial Statements...............................         F-7-F-13

Schedule III--Real Estate and Accumulated Depreciation......             F-14

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Krupp Realty Limited Partnership-V and Subsidiary:

    In our opinion, the consolidated financial statements and the financial statement Schedule listed in the index on page F-1 present fairly, in all material respects, the financial position of Krupp Realty Limited Partnership-V and Subsidiary (the "Partnership") at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements and financial statement schedule are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Boston, Massachusetts
  February 10, 1999                            [LOGO]
                                               PricewaterhouseCoopers LLP

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                  1998           1997
                                                              ------------   ------------
                           ASSETS
Multi-family apartment complexes, net of accumulated
  depreciation of $45,292,687 and $41,602,481, respectively
  (Note D)..................................................  $ 28,589,655   $ 30,790,070
Cash and cash equivalents (Note C)..........................     2,101,415        802,726
Cash restricted for tenant security deposits................       311,432        294,572
Replacement reserve escrows (Note D)........................       664,186        399,771
Prepaid expenses and other assets (Note E)..................     2,572,492      2,662,138
Deferred expenses, net of accumulated amortization of
  $82,843 and $48,332, respectively (Note E)................       482,529        507,755
                                                              ------------   ------------
      Total assets..........................................  $ 34,721,709   $ 35,457,032
                                                              ============   ============

             LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Mortgage notes payable (Note D)...........................  $ 41,836,237   $ 42,400,979
  Accrued real estate taxes.................................     2,008,500      1,950,000
  Accrued expenses and other liabilities....................     1,841,074      1,249,087
                                                              ------------   ------------
      Total liabilities.....................................    45,685,811     45,600,066
                                                              ------------   ------------

Contingency (Note F)

Partners' deficit (Note G):
  Investor Limited Partners (35,200 Units outstanding)......   (10,130,376)    (9,366,783)
Original Limited Partner....................................      (420,061)      (370,797)
General Partners............................................      (413,665)      (405,454)
                                                              ------------   ------------
      Total Partners' deficit...............................   (10,964,102)   (10,143,034)
                                                              ------------   ------------
      Total liabilities and Partners' deficit...............  $ 34,721,709   $ 35,457,032
                                                              ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998          1997          1996
                                                        -----------   -----------   -----------
Revenue:
  Rental (Note H).....................................  $14,987,931   $14,395,306   $13,489,627
  Interest Income.....................................      112,464       128,292       170,634
                                                        -----------   -----------   -----------
      Total revenue...................................   15,100,395    14,523,598    13,660,261
                                                        -----------   -----------   -----------

Expenses:
  Operating (Note E)..................................    3,205,429     3,629,513     3,635,470
  Maintenance.........................................      961,085     1,136,671       927,736
  General and administrative(Notes E and F)...........      891,841       324,660       323,652
  Real estate taxes (Note I)..........................    2,117,434     2,280,910     1,621,545
  Management fees (Note E)............................      506,198       475,569       442,295
  Depreciation and amortization.......................    3,724,717     3,600,639     3,387,658
  Interest (Note D)...................................    3,000,780     3,380,019     3,440,980
                                                        -----------   -----------   -----------
      Total expenses..................................   14,407,484    14,827,981    13,779,336
                                                        -----------   -----------   -----------

  Income (loss) before extraordinary loss.............      692,911      (304,383)     (119,075)
Extraordinary loss (Note D)...........................           --      (288,156)           --
                                                        -----------   -----------   -----------

  Net income (loss) (Note J)..........................  $   692,911   $  (592,539)  $  (119,075)
                                                        ===========   ===========   ===========

Allocation of net income (loss)(Note G):
  Investor Limited Partners (35,200 Units
    outstanding):
    Income (loss) before extraordinary loss...........  $   644,407   $  (301,339)  $  (117,884)
    Extraordinary loss................................           --      (285,275)           --
                                                        -----------   -----------   -----------
      Net income (loss)...............................  $   644,407   $  (586,614)  $  (117,884)
                                                        ===========   ===========   ===========

  Investor Limited Partners Per Unit:
      Income (loss) before extraordinary loss.........  $     18.31   $     (8.56)  $     (3.35)
    Extraordinary loss................................           --         (8.11)           --
                                                        -----------   -----------   -----------
    Net income (loss).................................  $     18.31   $    (16.67)  $     (3.35)
                                                        ===========   ===========   ===========

  Original Limited Partner:
    Income (loss) before extraordinary loss...........  $    41,575   $        --   $        --
    Extraordinary loss................................           --            --            --
                                                        -----------   -----------   -----------
    Net income (loss).................................  $    41,575   $        --   $        --
                                                        ===========   ===========   ===========

  General Partners:
  Income (loss) before extraordinary loss.............  $     6,929   $    (3,044)  $    (1,191)
  Extraordinary loss..................................           --        (2,881)           --
                                                        -----------   -----------   -----------
    Net income (loss).................................  $     6,929   $    (5,925)  $    (1,191)
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                                              TOTAL
                                              INVESTOR          ORIGINAL        GENERAL     PARTNERS'
                                          LIMITED PARTNERS   LIMITED PARTNER   PARTNERS      DEFICIT
                                          ----------------   ---------------   ---------   ------------
Balance at December 31, 1995............    $ (6,550,285)       $(234,539)     $(375,628)  $ (7,160,452)

Distributions...........................        (704,000)         (45,419)        (7,570)      (756,989)

Net loss................................        (117,884)              --         (1,191)      (119,075)
                                            ------------        ---------      ---------   ------------
Balance at December 31, 1996............      (7,372,169)        (279,958)      (384,389)    (8,036,516)

Distributions...........................      (1,408,000)         (90,839)       (15,140)    (1,513,979)
Early extinguishment of debt............        (285,275)              --         (2,881)      (288,156)
Loss before extraordinary loss..........        (301,339)              --         (3,044)      (304,383)
                                            ------------        ---------      ---------   ------------
Balance at December 31, 1997............      (9,366,783)        (370,797)      (405,454)   (10,143,034)

Net income (Note G).....................         644,407           41,575          6,929        692,911
Distributions (Note G)..................      (1,408,000)         (90,839)       (15,140)    (1,513,979)
                                            ------------        ---------      ---------   ------------
Balance at December 31, 1998............    $(10,130,376)       $(420,061)     $(413,665)  $(10,964,102)
                                            ============        =========      =========   ============

The per Unit distributions for the years ended December 31, 1998, 1997 and 1996 were $40.00, $40.00 and $20.00, respectively, none of which represents a return of capital for tax purposes.

   The accompanying notes are an integral part of the consolidated financial statements.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                           1998           1997          1996
                                                        -----------   ------------   -----------
Cash flows from operating activities:
  Net income (loss)...................................  $   692,911   $   (592,539)  $  (119,075)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Interest earned on replacement reserve escrows....      (14,933)       (17,068)      (27,713)
    Depreciation and amortization.....................    3,724,717      3,600,639     3,387,658
    Extraordinary loss from early extinguishment of
      debt............................................           --        288,156            --
    Changes in assets and liabilities:
    Decrease (increase) in cash restricted for tenant
      security deposits...............................      (16,860)        13,336       130,341
    Decrease (increase) in prepaid expenses and other
      assets..........................................       89,646     (1,284,748)       (6,508)
    Increase in accrued real estate taxes.............       58,500        290,000            --
    Increase in accrued expenses and other
      liabilities.....................................      591,492          7,037        21,147
    Decrease in due to affiliates.....................           --        (26,480)       (7,847)
                                                        -----------   ------------   -----------
      Net cash provided by operating activities.......    5,125,473      2,278,333     3,378,003
                                                        -----------   ------------   -----------

Cash flow from investing activities:
  Deposits to replacement reserve escrows.............     (306,512)      (212,912)     (212,912)
  Withdrawals from replacement reserve escrows........       57,030        519,865       280,477
  Additions to fixed assets...........................   (1,489,791)    (1,728,096)   (2,413,114)
  Increase in accrued expenses and other liabilities
    related to fixed asset additions..................          495             --            --
                                                        -----------   ------------   -----------
      Net cash used in investing activities...........   (1,738,778)    (1,421,143)   (2,345,549)
                                                        -----------   ------------   -----------

Cash flow from financing activities:
  Proceeds from mortgage note payable.................           --     11,000,000            --
  Repayment of mortgage notes payable.................           --    (10,309,332)           --
  Payment of prepayment premium.......................           --       (210,825)           --
  Principal payments on mortgage notes payable........     (564,742)      (559,944)     (530,699)
  Increase in deferred expenses.......................       (9,285)      (227,478)           --
  Distributions.......................................   (1,513,979)    (1,513,979)     (756,989)
                                                        -----------   ------------   -----------
      Net cash used in financing activities...........   (2,088,006)    (1,821,558)   (1,287,688)
                                                        -----------   ------------   -----------
Net increase (decrease) in cash and cash
equivalents...........................................    1,298,689       (964,368)     (255,234)
Cash and cash equivalents, beginning of year..........      802,726      1,767,094     2,022,328
                                                        -----------   ------------   -----------
Cash and cash equivalents, end of year................  $ 2,101,415   $    802,726   $ 1,767,094
                                                        ===========   ============   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION

    Krupp Realty Limited Partnership-V ("KRLP-V") was formed on June 16, 1983 by filing a Certificate of Limited Partnership in The Commonwealth of Massachusetts. KRLP-V terminates on December 31, 2020, unless earlier terminated upon the sale of the last of KRLP-V's properties or the occurrence of certain other events as set forth in the Partnership Agreement.

    KRLP-V issued all of the General Partner Interests to The Krupp Corporation ("Krupp Corp.") (a Massachusetts corporation) and The Krupp Company Limited Partnership-II ("KLCP-II") (a Massachusetts limited partnership), in exchange for capital contributions aggregating $1,000. Except under certain limited circumstances upon termination of KRLP-V, the General Partners are not required to make any additional capital contributions. KRLP-V also issued all of the Original Limited Partner Interests to KCLP-II in exchange for a capital contribution of $4,000.

    On September 6, 1983, KRLP-V commenced the marketing and sale of units of Investor Limited Partner Interest ("Units") for $1,000 per Unit. The public offering was closed on December 2, 1983 at which time a total of 35,200 Units had been sold for $35,200,000.

    On March 20, 1989, the General Partners formed Krupp Realty Park Place-Chicago Limited Partnership ("Realty-V") as a prerequisite for the refinancing of Park Place Tower Apartments ("Park Place"). At the same time, the General Partners transferred ownership of Park Place to Realty-V. The General Partner of Realty-V is Krupp Corp. The Limited Partner of Realty-V is KRLP-V. Krupp Corp. has beneficially assigned its interest in Realty-V to KRLP-V. KRLP-V and Realty-V are collectively known as Krupp Realty Limited Partnership-V and Subsidiary (collectively referred to herein as the "Partnership").

B. SIGNIFICANT ACCOUNTING POLICIES

    The Partnership uses the following accounting policies for financial reporting purposes, which may differ in certain respects from those used for federal income tax purposes (see Note J).

    BASIS OF PRESENTATION

    The consolidated financial statements present the consolidated assets, liabilities and operations of the Partnership. All intercompany balances and transactions have been eliminated.

    RISKS AND UNCERTAINTIES

    The Partnership invests its cash primarily in deposits and money market funds with commercial banks. The Partnership has not experienced any losses to date on its invested cash.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, contingent assets and liabilities and revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Partnership includes all short-term investments with maturities of three months or less from the date of acquisition in cash and cash equivalents. The cash investments are recorded at cost, which approximates current market values.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

B. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RENTAL REVENUES

    Leases require the payment of base rent monthly in advance. Rental revenues are recorded on the accrual basis.

    DEPRECIATION

    Depreciation is provided for by the use of the straight-line method over estimated useful lives of the related assets as follows:

Buildings and improvements..................................  5 to 25 years
Appliances, carpeting and equipment.........................  3 to 8 years

    IMPAIRMENT OF LONG-LIVED ASSETS

    Real estate assets and equipment are stated at depreciated cost. Pursuant to Statement of Financial Accounting Standards Opinion No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," impairment losses are recorded on long-lived assets used in operations on a property by property basis, when events and circumstances indicate that the assets might be impaired and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amount of those assets. Upon determination that an impairment has occurred, those assets shall be reduced to fair value.

    DEFERRED EXPENSES

    Costs of obtaining and recording mortgages on the properties are amortized over the term of the related mortgage notes using the straight-line method which approximates the effective interest method.

    INCOME TAXES

    The Partnership is not liable for federal or state income taxes as Partnership income or loss is allocated to the Partners for income tax purposes. In the event that the Partnership's tax returns are examined by the Internal Revenue Service or state taxing authority and the examination results in a change in the Partnership's taxable income or loss, such change will be reported to the Partners.

    DESCRIPTIVE INFORMATION ABOUT REPORTABLE SEGMENTS

    During the fourth quarter of 1998, the Partnership adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("Statement No. 131"). Statement No. 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 establishes standards for the way that public business enterprises report information regarding reportable operating segments. The adoption of Statement No. 131 did not affect the results of operations or financial position of the Partnership.

    The Partnership operates and develops apartment communities which generate rental and other income through the leasing of apartment units. The General Partners separately evaluate the performance

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

B. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of each of the Partnership's apartment communities. However, because each of the apartment communities have similar economic characteristics, facilities, services and tenants, the apartment communities have been aggregated into a single dominant apartment communities segment.

    All revenues are from external customers and no revenues are generated from transactions with other segments. There are no tenants which contributed 10% or more of the Partnership's total revenue during 1998, 1997 or 1996.

    RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform with current year consolidated financial statement presentation.

C. CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consisted of the following:

                                                            DECEMBER 31,
                                                        ---------------------
                                                           1998        1997
                                                        ----------   --------
Cash and money market accounts........................  $  405,431   $802,726
Treasury bills........................................   1,695,984         --
                                                        ----------   --------
                                                        $2,101,415   $802,726
                                                        ==========   ========

D. MORTGAGE NOTES PAYABLE

    The properties owned by the Partnership are pledged as collateral for the non-recourse mortgage notes outstanding at December 31, 1998 and 1997. Mortgage notes payable consisted of the following:

                                                     PRINCIPAL            ANNUAL
                                             -------------------------   INTEREST
                                                1998          1997         RATE      MATURITY DATE
                                             -----------   -----------   --------   ---------------
Century II Apartments......................  $10,882,768   $11,000,000    6.75%     January 1, 2008
Park Place Tower Apartments................   30,953,469    31,400,979    6.75%     May 1, 2024
                                             -----------   -----------
    Total..................................  $41,836,237   $42,400,979
                                             ===========   ===========

CENTURY II APARTMENTS

    On December 10, 1997, the Partnership completed the refinancing of the Century II Apartments mortgage note. The property was refinanced with a $11,000,000 non-recourse mortgage note payable at the rate of 6.75% per annum with monthly principal and interest payments of $71,346. The mortgage note, which is collateralized by the property, matures on January 1, 2008 at which time the remaining principal (approximately $9,401,537) and accrued interest are due. The note may be prepaid, subject to a prepayment penalty, at any time with 30 days notice. The Partnership used the majority of the proceeds from the refinancing to repay the existing mortgage note on the property of $10,309,332, pay closing costs of $236,763, to pay a prepayment premium of $210,825 and to establish various escrows. The prepayment premium as well as unamortized deferred mortgage costs of $77,331, are reported in the Statement of

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

D. MORTGAGE NOTES PAYABLE (CONTINUED)
Operations as an extraordinary loss from early extinguishment of debt for the year ended December 31, 1997.

    At December 31, 1996, the property was subject to a non-recourse first mortgage note of $11,000,000, which was payable in equal monthly installments of principal and interest of $104,844, based on a 25-year amortization schedule.

    Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long term debt is approximately $10,898,000 and $10,470,000 for the years ended
December 31, 1998 and 1997, respectively.

PARK PLACE TOWER APARTMENTS

    The property is subject to a non-recourse mortgage note in the original amount of $33,000,000, dated September 15, 1993, held by the U.S. Department of Housing and Urban Development ("HUD"). The note is payable in equal monthly installments of principal and interest of $212,783, based on a 31-year amortization. At maturity, all unpaid principal (approximately $1,457,000) and any accrued interest are due. The note may be prepaid subject to a prepayment premium. In the event prepayment of principal occurs, a prepayment premium shall be due, based on a declining premium rate of 5% to 0% of the outstanding principal balance over a period of 5 years. As stipulated in the Regulatory Agreement with HUD, the Partnership makes monthly deposits of $17,743 in an established reserve for replacements to be used for improvements. Under the terms of the loan, HUD restricts the distribution of funds to Surplus Cash, as defined by HUD in the Regulatory Agreement.

    Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt is approximately $31,766,000 at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage note could not be prepaid until 1998.

    Due to restrictions on transfers and prepayment, the Partnership may be unable to refinance certain mortgage notes payable at such calculated fair value.

    The aggregate scheduled principal amounts of long-term borrowings due during the five years ending December 31, 2003 are $600,689, $642,513, $687,250,
$735,102 and $786,286.

    During the years ended December 31, 1998, 1997 and 1996, the Partnership paid $2,844,807, $3,221,886 and $3,280,828 of interest on its mortgage notes, respectively.

E. RELATED PARTY TRANSACTIONS

    The Partnership pays property management fees to an affiliate of the General Partners for management services. Pursuant to the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for certain expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

E. RELATED PARTY TRANSACTIONS (CONTINUED)
    Amounts accrued or paid to the General Partners' affiliates during the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                  1998       1997       1996
                                                --------   --------   --------
Property management fees......................  $506,198   $475,569   $442,295
Expense reimbursements........................   307,468    317,432    288,226
                                                --------   --------   --------
  Charged to operations.......................  $813,666   $793,001   $730,521
                                                ========   ========   ========

    Expense reimbursements due from affiliates of $1,456 were included in prepaid expenses and other assets for the year ended December 31, 1998.

    In addition to the amounts above, refinancing costs of $110,000 were paid to the General Partners' affiliates during the year ended December 31, 1997.

F. LEGAL PROCEEDING

    The Partnership is a defendant in a class action suit related to the practice of giving discounts for the early or timely payments of rent at Park Place Apartments ("Park Place") and Marine Terrace Apartments, a previously owned property. The central issue of the complaint is whether the operative lease violated a Chicago municipal ordinance relating to late fee charges because it allowed tenants a discount if rent was paid on or before the first of the month. The allegation was that, notwithstanding the stated rental rate and printed discount, the practice represented an unlawful means of exacting late fee charges. In addition to seeking damages for any "forfeited" discounts, plaintiffs seek statutory damages of two months rent per lease violation and reasonable attorneys' fees. To be eligible for such damages plaintiffs must prove that the defendants deliberately used a provision prohibited by the ordinance.

    During 1994, the Court ruled in favor of the defendants, and accepted the Partnership's Motion to Dismiss the Plaintiff's Third Amended Complaint. The plaintiffs filed an appeal with the Appellate Court of Illinois, First District. During 1996, the decision was reversed on appeal and the case remanded to trial court for further proceedings. The defendants intend to vigorously defend this case.

    Continued discussions with Plaintiffs' counsel have resulted in a tentative settlement which was presented to the court in December, 1998. Although the settlement has not been finalized, the Partnership recorded provisions totaling $1,015,000 in the 1998 and 1997 consolidated financial statements of $733,000 and $282,000, respectively.

G. PARTNERS' DEFICIT

    Under the terms of the Partnership Agreement, losses from operations are allocated 99% to the Investor Limited Partners and 1% to the General Partners and profits from operations are allocated 93% to the Investor Limited Partners, 6% to the Original Limited Partner and 1% to the General Partners until such time that the Investor Limited Partners have received a return of their total invested capital plus a 9% per annum cumulative return thereon and thereafter, 65% to the Investor Limited Partners, 28% to the Original Limited Partner and 7% to the General Partners.

    Profits from Capital Transactions are allocated first, to the Investor Limited Partners until they have received a return of their total invested capital. Thereafter, profits from Capital Transactions are allocated

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

G. PARTNERS' DEFICIT (CONTINUED)
in accordance with the Partnership Agreement. Losses from Capital Transactions are allocated 99% to the Investor Limited Partners and 1% to the General Partners. Notwithstanding anything above, the General Partners shall be allocated at least 1% of all profits and losses from Capital Transactions.

    Under the Partnership Agreement, cash distributions are made on the same basis as the allocations of profits described above. Pursuant to the Partnership Agreement, proceeds from Capital Transactions shall first be applied to the payment of all debts and liabilities of the Partnership and second to fund reserves for contingent liabilities. The remaining net cash proceeds shall then be distributed in accordance with the Partnership Agreement.

    As of December 31, 1998, the following cumulative partner contributions and allocations have been made since inception of the Partnership:

                                          INVESTOR LIMITED      ORIGINAL        GENERAL
                                              PARTNERS       LIMITED PARTNER   PARTNERS       TOTAL
                                          ----------------   ---------------   ---------   ------------
Capital contributions...................    $ 35,200,000        $   4,000      $   1,000   $ 35,205,000
Syndication costs.......................      (4,501,000)              --             --     (4,501,000)
Distributions...........................      (7,619,303)        (478,576)       (79,762)    (8,177,641)
Net income (loss) before capital
  transactions..........................     (39,885,037)          54,515       (402,327)   (40,232,849)
Net gains on capital transactions.......       6,674,964               --         67,424      6,742,388
                                            ------------        ---------      ---------   ------------
Balance at December 31, 1998............    $(10,130,376)       $(420,061)     $(413,665)  $(10,964,102)
                                            ============        =========      =========   ============

H. FUTURE BASE RENTS DUE UNDER COMMERCIAL OPERATING LEASES

    Future base rent receivable under commercial operating leases for the years 1999 through 2003 and thereafter is as follows:

1999........................................................  $149,330
2000........................................................    93,989
2001........................................................    81,653
2002........................................................    82,361
2003........................................................    71,177
Thereafter..................................................   155,981

I. REAL ESTATE TAXES

    During the third quarter of 1996, the Partnership successfully petitioned for the reassessment of prior years' real estate taxes on Park Place Tower Apartments. The Partnership received tax refunds toward the 1986, 1987, 1988 and 1990 real estate taxes totaling approximately $325,000, which was reflected as a reduction in the 1996 real estate tax expense.

J. FEDERAL INCOME TAXES

    For federal income tax purposes, the Partnership is depreciating property using the Accelerated Cost Recovery System ("ACRS") and the Modified Accelerated Cost Recovery System ("MACRS") depending on which is applicable.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

J. FEDERAL INCOME TAXES (CONTINUED)
    The reconciliation of the net income (loss) reported in the accompanying Consolidated Statement of Operations with the net income (loss) reported in the Partnership's federal income tax return for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                                1998        1997        1996
                                                             ----------   ---------   ---------
Net income (loss) per Consolidated Statement of
  Operations...............................................  $  692,911   $(592,539)  $(119,075)
Difference between book and tax depreciation and
  amortization.............................................     414,641     317,863     (30,155)
Difference between book and tax legal adjustment...........     733,000     113,526     168,474
                                                             ----------   ---------   ---------
Net income (loss) for federal income tax purposes..........  $1,840,552   $(161,150)  $  19,244
                                                             ==========   =========   =========

    The allocation of the net income for federal income tax purposes for 1998 is as follows:

                                                       PORTFOLIO INCOME   PASSIVE INCOME     TOTAL
                                                       ----------------   --------------   ----------
Investor Limited Partners............................      $101,864         $1,609,849     $1,711,713
Original Limited Partner.............................         6,572            103,861        110,433
General Partners.....................................         1,096             17,310         18,406
                                                           --------         ----------     ----------
                                                           $109,532         $1,731,020     $1,840,552
                                                           ========         ==========     ==========

    During the years ended December 31, 1998, 1997 and 1996 the per Unit net income (loss) to the Investor Limited Partners for federal income tax purposes were $48.63, $(4.58) and $.54, respectively.

    The basis of the Partnership's assets for financial reporting purposes exceeded its tax basis by approximately $7,651,000 and $8,063,500 at December 31, 1998 and 1997, respectively. The basis of the Partnership's liabilities for financial reporting purposes exceeded its tax basis by approximately $1,015,000 and $282,000 at December 31, 1998 and 1997,
respectively.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1998

                                                                           COSTS CAPITALIZED
                                                                             SUBSEQUENT TO       DEPRECIABLE
                                            INITIAL COSTS TO PARTNERSHIP      ACQUISITION            LIFE
                                            ----------------------------   -----------------   ----------------
                                                             BUILDINGS         BUILDINGS
                                                                AND               AND
DESCRIPTION                  ENCUMBRANCES       LAND       IMPROVEMENTS      IMPROVEMENTS      DEPRECIABLE LIFE
-----------                  ------------   ------------   -------------   -----------------   ----------------
Century II Apartments
  Cockeysville, Maryland...  $10,882,768     $1,049,868     $13,948,246       $ 5,333,839      3 to 25 years
Park Place Tower Apartments
  Chicago, Illinois........   30,953,469      2,877,561      38,230,448        12,442,380      3 to 25 years
                             -----------     ----------     -----------       -----------
    Total..................  $41,836,237     $3,927,429     $52,178,694       $17,776,219
                             ===========     ==========     ===========       ===========

                                GROSS AMOUNTS CARRIED AT
                                       END OF YEAR
                                -------------------------
                                              BUILDINGS                                                 YEAR
                                                 AND                      ACCUMULATED      YEAR     CONSTRUCTION
DESCRIPTION                        LAND      IMPROVEMENTS      TOTAL      DEPRECIATION   ACQUIRED    COMPLETED
-----------                     ----------   ------------   -----------   ------------   --------   ------------
Century II Apartments
  Cockeysville, Maryland......  $1,049,868   $19,282,085    $20,331,953   $12,758,634      1984         1971
Park Place Tower Apartments
  Chicago, Illinois...........  2,877,561     50,672,828     53,550,389    32,534,053      1984         1973
                                ----------   -----------    -----------   -----------
    Total.....................  $3,927,429   $69,954,913    $73,882,342   $45,292,687
                                ==========   ===========    ===========   ===========

    Reconciliation of Real Estate and Accumulated Depreciation for each of the three years in the period ended December 31, 1998:

REAL ESTATE                                1998          1997          1996
-----------                             -----------   -----------   -----------
Balance at beginning of year..........  $72,392,551   $70,664,455   $68,251,341
Acquisition and improvements..........    1,489,791     1,728,096     2,413,114
                                        -----------   -----------   -----------
Balance at end of year................  $73,882,342   $72,392,551   $70,664,455
                                        ===========   ===========   ===========

ACCUMULATED DEPRECIATION                   1998          1997          1996
------------------------                -----------   -----------   -----------
Balance at beginning of year..........  $41,602,481   $38,066,263   $34,745,814
Depreciation expense..................    3,690,206     3,536,218     3,320,449
                                        -----------   -----------   -----------
Balance at end of year................  $45,292,687   $41,602,481   $38,066,263
                                        ===========   ===========   ===========

Note: The Partnership uses the cost basis for property valuation for both income tax and financial statement purposes. The aggregate cost for of the Partnership's real estate for federal income tax purposes was $73,894,392 and the aggregate accumulated depreciation for federal income tax purposes is $52,945,211 at December 31, 1998.

        INDEX TO CONSOLIDATED QUARTERLY (UNAUDITED) FINANCIAL STATEMENTS

Quarterly Financial Statements:

Balance Sheet at September 30, 1999 (unaudited) and December
  31, 1998..................................................               F-16

Statements of Operations (unaudited) for the three months
  ended September 30, 1999 and September 30, 1998; and for
  the nine months ended September 30, 1999 and
  September 30, 1998........................................               F-17

Statements of Cash Flows (unaudited) for the three months
  ended September 30, 1999 and September 30, 1998...........               F-18

Notes to (Unaudited) Financial Statements...................          F-19-F-22

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                               (UNAUDITED)
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                           ASSETS
Multi-family apartment complexes net of accumulated
  depreciation of $47,876,135 and $45,292,687,
  respectively..............................................  $ 27,214,103    $ 28,589,655
Cash and cash equivalents (Note 2)..........................     3,806,917       2,101,415
Cash restricted for tenant security deposits................       320,149         311,432
Replacement reserve escrows.................................       750,758         664,186
Prepaid expenses and other assets (Note 5)..................     1,465,716       2,572,492
Deferred expenses, net of accumulated amortization of
  $108,668 and $82,843, respectively........................       456,704         482,529
                                                              ------------    ------------
      Total assets..........................................  $ 34,014,347    $ 34,721,709
                                                              ============    ============

             LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Mortgage notes payable....................................  $ 41,387,023    $ 41,836,237
  Accrued real estate taxes.................................     1,504,557       2,008,500
  Accrued expenses and other liabilities (Note 3)...........     2,026,803       1,841,074
                                                              ------------    ------------
      Total liabilities.....................................    44,918,383      45,685,811
                                                              ------------    ------------

Contingency (Note 3):

Partners' deficit (Note 4):
  Investor Limited Partners (35,200 Units outstanding)......   (10,074,515)    (10,130,376)
  Original Limited Partner..................................      (416,456)       (420,061)
  General Partners..........................................      (413,065)       (413,665)
                                                              ------------    ------------
      Total Partners' deficit...............................   (10,904,036)    (10,964,102)
                                                              ------------    ------------

      Total liabilities and Partners' deficit...............  $ 34,014,347    $ 34,721,709
                                                              ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                               FOR THE THREE MONTHS        FOR THE NINE MONTHS
                                                ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                              -----------------------   -------------------------
                                                 1999         1998         1999          1998
                                              ----------   ----------   -----------   -----------
Revenue:
  Rental....................................  $3,922,597   $3,807,018   $11,634,413   $11,193,425
  Interest income...........................      53,528       28,705       129,135        84,026
                                              ----------   ----------   -----------   -----------
      Total revenue.........................   3,976,125    3,835,723    11,763,548    11,277,451
                                              ----------   ----------   -----------   -----------

Expenses:
  Operating (Note 5)........................     961,011      652,721     2,652,161     2,351,381
  Maintenance...............................     292,786      291,869       705,272       658,108
  General and administrative (Note 5).......      76,592       43,876       196,675       125,223
  Real estate taxes.........................     189,102      572,843     1,334,783     1,728,890
  Management fees (Note 5)..................     178,426      140,224       467,815       395,309
  Depreciation and amortization.............     894,245      967,685     2,609,273     2,751,909
  Interest..................................     738,374      748,796     2,223,525     2,254,400
                                              ----------   ----------   -----------   -----------
      Total expenses........................   3,330,536    3,418,014    10,189,504    10,265,220
                                              ----------   ----------   -----------   -----------

Net income..................................  $  645,589   $  417,709   $ 1,574,044   $ 1,012,231
                                              ==========   ==========   ===========   ===========

Allocation of net income (Note 4):
  Investor Limited Partners
    (35,200 Units outstanding)..............  $  600,398   $  388,469   $ 1,463,861   $   941,375
                                              ==========   ==========   ===========   ===========
  Investor Limited Partners Per Unit........  $    17.06   $    11.03   $     41.59   $     26.74
                                              ==========   ==========   ===========   ===========
  Original Limited Partner..................  $   38,735   $   25,063   $    94,443   $    60,734
                                              ==========   ==========   ===========   ===========
  General Partners..........................  $    6,456   $    4,177   $    15,740   $    10,122
                                              ==========   ==========   ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................  $ 1,574,044   $ 1,012,231
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Interest earned on replacement reserve escrow...........       (8,842)       (9,521)
    Depreciation and amortization...........................    2,609,273     2,751,909
    Changes in assets and liabilities:
      Increase in cash restricted for tenant security
        deposits............................................       (8,717)      (18,382)
      Decrease (Increase) in prepaid expenses and other
        assets..............................................    1,106,776      (601,804)
      Increase (Decrease) in accrued real estate taxes......     (503,943)      660,095
      Increase in accrued expenses and other liabilities....      185,729      (121,056)
                                                              -----------   -----------
        Net cash provided by operating activities...........    4,954,320     3,673,472
                                                              -----------   -----------
Cash flows from investing activities:
  Deposits to replacement reserve escrows...................     (229,884)     (229,884)
  Withdrawals from replacement reserve escrows..............      152,154        57,030
  Additions to fixed assets.................................   (1,207,896)   (1,002,347)
  Increase in accrued expenses and other liabilities related
    to fixed asset additions................................           --         3,349
                                                              -----------   -----------
        Net cash used in investing activities...............   (1,285,626)   (1,171,852)
                                                              -----------   -----------
Cash flows from financing activities:
  Principal payments on mortgage notes payable..............     (449,214)     (419,973)
  Increase in deferred expenses.............................           --        (9,285)
  Distributions.............................................   (1,513,978)   (1,513,979)
                                                              -----------   -----------
        Net cash used in financing activities...............   (1,963,192)   (1,943,237)
                                                              -----------   -----------
Net increase in cash and cash equivalents...................    1,705,502       558,383

Cash and cash equivalents, beginning of period..............    2,101,415       802,726
                                                              -----------   -----------

Cash and cash equivalents, end of period....................  $ 3,806,917   $ 1,361,109
                                                              ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

             NOTES TO (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

(1) ACCOUNTING POLICIES

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this report on Form 10-Q pursuant to the Rules and Regulations of the Securities and Exchange Commission. In the opinion of the General Partners of Krupp Realty Limited Partnership-V and Subsidiary (the "Partnership") the disclosures contained in this report are adequate to make the information presented not misleading. See Notes to Consolidated Financial Statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998 for additional information relevant to significant accounting policies followed by the Partnership.

    In the opinion of the General Partners of the Partnership, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Partnership's consolidated financial position as of September 30, 1999, its results of operations for the three and nine months ended September 30, 1999 and 1998 and its cash flows for the nine months ended September 30, 1999 and 1998.

    The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results which may be expected for the full year.

(2) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consisted of the following:

                                                      SEPTEMBER 30,   DECEMBER 31,
                                                          1999            1998
                                                      -------------   ------------
Cash and money market accounts......................   $2,436,248      $  405,431
Treasury bills......................................    1,370,669       1,695,984
                                                       ----------      ----------
                                                       $3,806,917      $2,101,415
                                                       ==========      ==========

(3) LEGAL PROCEEDING

    The Partnership is a defendant in a class action suit related to the practice of giving discounts for the early or timely payments of rent at Park Place Apartments ("Park Place") and Marine Terrace Apartments, a previously owned property. The central issue of the complaint was whether the operative lease violated a Chicago municipal ordinance relating to late fee charges because it allowed tenants a discount if rent was paid on or before the first of the month. The allegation was that, notwithstanding the stated rental rate and printed discount, the practice represented an unlawful means of exacting late fee charges. In addition to seeking damages for any "forfeited" discounts, plaintiffs seek statutory damages of two months rent per lease violation and reasonable attorneys' fees. To be eligible for such damages, plaintiffs must prove that the defendants deliberately used a provision prohibited by the ordinance.

    During 1994, the Court ruled in favor of the defendants and accepted the Partnership's Motion to Dismiss the Plaintiff's Third Amended Complaint. The plaintiffs filed an appeal with the Appellate Court of Illinois, First District. During 1996, the decision was reversed on appeal and the case remanded to trial court for further proceedings. The defendants have continued to vigorously defend the case.

    Continued discussions with Plaintiffs' counsel have resulted in a settlement which was presented to the court on July 28, 1999. The court granted preliminary approval of the settlement agreement and a hearing

               KRUPP REALTY LIMITED PARTNERSHIP-V AND SUBSIDIARY

(3) LEGAL PROCEEDING (CONTINUED)
on the fairness of the settlement has been scheduled for November 18, 1999. Although the settlement has not received final approval by the court, the Partnership has recorded provisions totaling $1,015,000 in the consolidated financial statements at September 30, 1999 and December 31, 1998.

(4) CHANGES IN PARTNERS' DEFICIT

    A summary of changes in Partners' deficit for the nine months ended September 30, 1999 is as follows:

                                                INVESTOR     ORIGINAL                   TOTAL
                                                LIMITED       LIMITED     GENERAL     PARTNERS'
                                                PARTNERS      PARTNER    PARTNERS      DEFICIT
                                              ------------   ---------   ---------   ------------
Balance at December 31, 1998................  $(10,130,376)  $(420,061)  $(413,665)  $(10,964,102)
Net income..................................     1,463,861      94,443      15,740      1,574,044
Distributions...............................    (1,408,000)    (90,838)    (15,140)    (1,513,978)
                                              ------------   ---------   ---------   ------------
Balance at September 30, 1999...............  $(10,074,515)  $(416,456)  $(413,065)  $(10,904,036)
                                              ============   =========   =========   ============

(5) RELATED PARTY TRANSACTIONS

    The Partnership pays property management fees to an affiliate of the General Partners for management services. Pursuant to the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for certain expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

    Amounts accrued or paid to the General Partners' affiliates were as follows:

                                      FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                       ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                      ---------------------   -------------------
                                        1999        1998        1999       1998
                                      ---------   ---------   --------   --------
Property management fees............  $178,426    $140,224    $467,815   $395,309
Expense reimbursements..............   100,691      79,283     275,029    201,456
                                      --------    --------    --------   --------
  Charged to operations.............  $279,117    $219,507    $742,844   $596,765
                                      ========    ========    ========   ========

    Expense reimbursements due from affiliates of $8,323 and $1,456 were included in prepaid expenses and other assets at September 30, 1999 and December 31, 1998, respectively.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements including those concerning Management's expectations regarding the future financial performance and future events. These forward-looking statements involve significant risk and uncertainties, including those described herein. Actual results may differ materially from those anticipated by such forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES

    The Partnership's ability to generate cash adequate to meet its needs is dependent primarily upon the operating performance of its real estate investments. Such ability would also be impacted by the future availability of bank borrowing sources as current debt matures. These sources of liquidity will be used by the Partnership for payment of expenses related to real estate operations, capital improvements, debt service and other expenses. Cash Flow, if any, as calculated under Section 8.2(a) of the Partnership Agreement, will then be available for distribution to the Partners.

YEAR 2000

    The General Partners of the Partnership have conducted an assessment of the Partnership's core internal and external computer information systems and have taken the further necessary steps to understand the nature and extent of the work required to make its systems Year 2000 ready in those situations in which it is required to do so. The Year 2000 readiness issue concerns the inability of computerized information systems to accurately calculate, store or use a date after 1999. This could result in a system failure or miscalculations causing disruptions of operations. The Year 2000 issue affects virtually all companies and all organizations.

    In this regard, the General Partners of the Partnership, along with certain affiliates, began a computer systems project in 1997 to significantly upgrade its existing hardware and software. The General Partners completed the testing and conversion of the financial accounting operating systems in February 1998. As a result, the General Partners have generated operating efficiencies and believe their financial accounting operating systems are Year 2000 ready. The General Partners incurred hardware costs as well as consulting and other expenses related to the infrastructure and facilities enhancements necessary to complete the upgrade and prepare for the Year 2000. There are no other significant internal systems or software that the Partnership is using at the present time.

    The General Partners of the Partnership have evaluated Year 2000 compliance issues with respect to its non-financial systems, such as computer controlled elevators, boilers, chillers or other miscellaneous systems. The General Partners do not anticipate any problems in its non-financial systems.

    The General Partners of the Partnership surveyed the Partnership's material third-party service providers (including but not limited to its banks and telecommunications providers) and significant vendors and received assurances that such providers and vendors are to be Year 2000 ready. The General Partners do not anticipate any problems with such providers and vendors that would materially impact its results of operations, liquidity or capital resources.

    In addition, the Partnership is also subject to external forces that might generally affect industry and commerce, such as utility and transportation company Year 2000 readiness failures and related service interruptions. However, the General Partners do not anticipate these would materially impact its results of operations, liquidity or capital resources.

OPERATIONS

    The following discussion relates to the operations of the Partnership and its properties (Park Place and Century) for the three and nine months ended September 30, 1999 and 1998.

    Net income increased for the three and nine months ended September 30, 1999 as compared to the same periods in 1998, as rental revenue increased and total expenses remained relatively stable.

    The increase in rental revenue for the three and nine months ended
September 30, 1999 when compared to the same periods in 1998 is attributable to residential rental rate increases implemented at Park Place and Century during the second half of 1998 and the first quarter of 1999. Interest income increased as average cash and cash equivalent balances increased between the periods.

    Total expenses remained relatively stable when comparing the three and nine months ending September 30, 1999 to the same periods of 1998 as the increase in operating, general and administrative and management fee expenses were offset by a decrease in real estate taxes and depreciation expenses. Operating expense increased in the third quarter of 1999, resulting from increases in electricity expense and an increase in workmen's compensation expense due to an adjustment to the workmen's compensation reserve in 1998. General and administrative expense increased due to higher expenses incurred in connection with preparation and mailing of Partnership reports and other investor communications. Property management fees increased in conjunction with the increase in rental revenue as discussed above. Real estate taxes decreased during the third quarter of 1999 due to an abatement, of approximately $245,000, and refund of prior years taxes received by Park Place. Depreciation expense decreased as fixed asset additions purchased in previous years at Park Place became fully depreciated.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered
into as of       , 2000 by and between KR5 Acquisition, L.L.C., a Delaware
limited liability company (the "COMPANY" or, after the Effective Time (as defined in Article V hereof), the "SURVIVING ENTITY"), and Krupp Realty Limited Partnership-V, a Massachusetts limited partnership (the "PARTNERSHIP").

                              W I T N E S S E T H:

    WHEREAS, the Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware;

    WHEREAS, the Partnership is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Massachusetts;

    WHEREAS, the Massachusetts Revised Uniform Limited Partnership Act, Mass. Gen. Laws Ann. ch. 109, Sections 1-62 (the "MASSACHUSETTS LP ACT"), and the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 ET SEQ. (the "DELAWARE LLC ACT"), each permits a limited partnership formed and existing under the Massachusetts LP Act to merge with and into a limited liability company formed and existing under the Delaware LLC Act;

    WHEREAS, the members of the Company have authorized and the general partners and limited partners of the Partnership have duly authorized the merger of the Partnership with and into the Company pursuant to the terms of this Agreement; and

    WHEREAS, the holders of limited partnership interests of Fund V have approved an amendment to the Amended Agreement of Limited Partnership, dated July 27, 1983, authorizing the Partnership to enter into this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that, in accordance with the applicable statutes of the State of Delaware and the Commonwealth of Massachusetts, and subject to the conditions precedent contained herein, the Partnership shall be at the Effective Time, merged with and into the Company (the "MERGER"), with the Company to be the Surviving Entity. The mode of carrying the Merger into effect shall be as follows:

                                   ARTICLE I
                                     MERGER

    At the Effective Time, the Partnership shall be merged with and into the Company, the separate existence of the Partnership shall cease, the Company shall continue in existence and the Merger shall in all respects have the effects provided for by the Massachusetts LP Act and the Delaware LLC Act.

    Prior to the Effective Time, the Company and the Partnership shall take all such action as shall be necessary or appropriate in order to effectuate the Merger. If at any time after the Effective Time, the Company shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper members, managers, officers or other agents of the Company, as authorized agents and attorneys-in-fact for the Partnership (and acting in the name of the Company or the Partnership), shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all such additional things necessary or proper to carry out the provisions hereof.

                                   ARTICLE II
                              TERMS OF TRANSACTION

    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) the partnership interests in the Partnership outstanding immediately prior to the Effective

Time, held by (a) the general partners of the Partnership (the "GENERAL PARTNERS"), (b) the "ORIGINAL LIMITED PARTNERS" (as defined in the Partnership's Amended Agreement of Limited Partnership, dated as of July 27, 1983, as amended from time to time (the "PARTNERSHIP AGREEMENT")) and (c) the limited partners of the Partnership who are, at the Effective Time, directly or indirectly controlling, controlled by or under common control with the Company, Equity Resources Group Incorporated or the General Partners ("the AFFILIATE LIMITED PARTNERS"), shall be canceled and retired and shall cease to exist, (ii) the partnership interests of limited partners of the Partnership who are not Affiliate Limited Partners (the "UNAFFILIATED LIMITED PARTNERS") outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive in exchange therefor $1,200 per "UNIT" (as defined in the Partnership Agreement), without interest thereon, payable by the Surviving Entity to the holder of such Unit (as reflected on the records of the Partnership at the Effective Time) upon receipt by the Surviving Entity of the Proof of Ownership Form hereto, a Substitute Form W-9 and any other additional documentation necessary or desirable to complete the conversion of the Units required which the Surviving Entity shall reasonably request from the holder,
(iii) the limited liability company interests held by the members of the Company outstanding immediately prior to the Effective Time shall remain the outstanding limited liability company interests of such members of the Company, and such members shall continue as the members of the Surviving Entity.

    Neither the Surviving Entity nor any other party hereto shall be liable to a holder of Units for any payments made to a public official pursuant to applicable abandoned property laws. The Surviving Company shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of Units pursuant to the Merger any taxes or other amounts as are required by applicable law, including without limitation Sections 3406 and 1445 of the Internal Revenue Code of 1986, as amended. To the extent that amounts are so withheld by the Surviving Entity, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made.

    After the Effective Time, the transfer books of the Partnership shall be closed and there shall be no further registration of transfers on the records of the Partnership of the Units that were outstanding immediately prior to the Effective Time. As of the Effective Time, each holder of a Unit which was converted into the right to receive cash pursuant to Article II hereof shall be deemed to have withdrawn as a limited partner and shall have no further interest in the Partnership or the Surviving Entity or any allocations or distributions of income, property or otherwise, other than the right to receive the amount as provided in this Article II.

    No appraisal rights shall be available to holders of Units in connection with the Merger.

                                  ARTICLE III

                          CERTIFICATE OF FORMATION AND
                      LIMITED LIABILITY COMPANY AGREEMENT

    From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Formation and Limited Liability Company Agreement of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.

                                   ARTICLE IV
                             MANAGERS AND OFFICERS

    From and after the Effective Time, and until their successors are duly elected or appointed, or until their earlier death, resignation or removal, the managers and officers of the Surviving Entity shall be the same as the managers and officers of the Company immediately prior to the Effective Time.

                                   ARTICLE V
                                 EFFECTIVE TIME

    Certificates of merger evidencing the Merger ("CERTIFICATES OF MERGER") substantially in the form of EXHIBIT A attached hereto shall be filed by the General Partners and the Company with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Massachusetts pursuant to the applicable requirements of the Delaware LLC Act and the Massachusetts LP Act. The Merger shall become effective upon the later of the filing of the Certificates of Merger with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware or such other time as shall be agreed by the parties and set forth in the Certificates of Merger and in accordance with the Massachusetts LP Act and the Delaware LLC Act (such time of effectiveness, the "EFFECTIVE TIME").

                                   ARTICLE VI
                                  TERMINATION

    This Agreement may be terminated at any time prior to the Effective Time:

        (i) by mutual written consent of the Company and the General Partners;

        (ii) by either the Company or the General Partners if the Merger shall not have been consummated by August 1, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (ii) of
    Article VI shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

    In the event of a termination of this Agreement by either the Company or the General Partners, as provided in this Article VI, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or the General Partners or their respective managers or officers, except with respect to Article IX and this second paragraph of Article VI. Nothing herein shall relieve any party of liability with respect to any fraud or intentional breach by any party hereto of this Agreement.

                                  ARTICLE VII
                                   AMENDMENTS

    At any time prior to the Effective Time, the Company and the General Partners may amend, modify or supplement this Agreement in such manner as they jointly may determine; PROVIDED, HOWEVER, that, such amendment must be executed in writing by all parties hereto and PROVIDED FURTHER, that no such amendment, modification, or supplement shall reduce the amount or change the type of consideration into which each Unit shall be converted upon consummation of the Merger or alter or change any term of the Certificate of Formation or Limited Liability Company Agreement of the Surviving Entity.

                                  ARTICLE VIII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (i) this Agreement shall have been approved and adopted by the partners of the Partnership in accordance with the Massachusetts LP Act and the Partnership Agreement;

        (ii) this Agreement shall have been approved and adopted by the members of the Company in accordance with the Delaware LLC Act and the Limited Liability Company Agreement of the Company;

        (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, promulgated or enforced by any governmental entity, and no action, suit, claim or legal, administrative or arbitral proceeding or investigation shall be pending before any governmental entity which seeks to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or which seeks to subject any party to substantial damages as a result of the consummation of the transactions contemplated by this Agreement;

        (iv) each of the parties shall have obtained the consent, approval or waiver of each non-governmental person whose consent, approval or waiver shall be required in order for such party to consummate the transactions contemplated by this Agreement;

        (v) since June 30, 1999, no change or event shall have occurred which has had or could reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT" means any change, event or effect (a) in, on or relating to the business of the Partnership that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Partnership and its subsidiaries taken as a whole, or
    (b) that may prevent or materially delay the performance of this Agreement by the Company or the Partnership or the consummation of the transactions contemplated hereby.

                                   ARTICLE IX
                                 GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                   ARTICLE X
                                 MISCELLANEOUS

    This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

                                             KR5 ACQUISITION, L.L.C.

                                             By:  KRF Company, L.L.C.,
                                                  its managing member

                                             By:  KRF Company, L.L.C.
                                                  The Krupp Family Limited Partnership-94,
                                                  its sole member

                                             By:
                                                  ------------------------------------------
                                                  Douglas Krupp
                                                  General Partner

                                             KRUPP REALTY LIMITED PARTNERSHIP-V

                                             By:  The Krupp Corporation, its general partner

                                             By:
                                                  ------------------------------------------
                                                  Douglas Krupp
                                                  Co-Chairman of the Board of Directors

                                                                      APPENDIX B

                  AMENDMENT NO. 1 TO THE AMENDED AGREEMENT OF
           LIMITED PARTNERSHIP OF KRUPP REALTY LIMITED PARTNERSHIP-V

                            ------------------------

    THIS AMENDMENT NO. 1 TO THE AMENDED AGREEMENT OF LIMITED PARTNERSHIP, dated as of July 27, 1983 (the "Partnership Agreement"), OF KRUPP REALTY LIMITED PARTNERSHIP-V, a Massachusetts limited partnership (the "Partnership"), by and among The Krupp Corporation, a Massachusetts corporation, and The Krupp Company Limited Partnership--II, a Massachusetts limited partnership, as General Partners (together, the "General Partners"), The Krupp Company Limited Partnership-II, as the Original Limited Partner, and those persons admitted to the Partnership as Investor Limited Partners and providing their Consent hereto
is made as of       , 2000, in accordance with the procedures of Section
14(a) of the Partnership Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement.

    1. The Partnership Agreement is amended by adding the following prior to the last sentence of Section 6.2(b) thereof and to Section 6.6 at the conclusion thereof:

    "Notwithstanding the foregoing or any other provision contained in the Partnership Agreement, at any time after February 1, 2000, the Partnership may, among other items, enter into, consummate and perform its obligations under a merger agreement with an Affiliate of the General Partner substantially in the form of the agreement previously delivered to Investor Limited Partners pursuant to a Proxy Statement and provided that such merger agreement is executed prior to August 1, 2000.

    2. In all other respects the Partnership Agreement shall remain in full force and effect in accordance with its terms.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized persons as of the date first above written.

                                                       THE KRUPP CORPORATION,
                                                       GENERAL PARTNER

                                                       By: --------------------------------------
                                                       Name: Douglas Krupp
                                                       Title:  CO-CHAIRMAN OF THE BOARD OF DIRECTORS

                                                       THE KRUPP COMPANY LIMITED PARTNERSHIP-II,
                                                       GENERAL PARTNER AND ORIGINAL LIMITED PARTNER

                                                       By:    The Krupp Corporation,
                                                              GENERAL PARTNER

                                                       By: --------------------------------------
                                                       Name: Douglas Krupp
                                                       Title:  CO-CHAIRMAN OF THE BOARD OF DIRECTORS

                                                                      APPENDIX C
FORM OF PROXY CARD
                       KRUPP REALTY LIMITED PARTNERSHIP-V
                                ONE BEACON STREET
                                    SUITE 1500
                           BOSTON, MASSACHUSETTS 02108

    SOLICITED BY THE GENERAL PARTNERS FOR THE SPECIAL MEETING OF UNITHOLDERS
                          TO BE HELD ON APRIL 27, 2000

    The undersigned hereby appoints David Quade or Scott D. Spelfogel, or either of them, each with full power of substitution, as proxies or proxy of the undersigned and hereby authorizes them to represent and vote as designated below all investor limited partnership units of Krupp Realty Limited Partnership-V Units (the "Partnership") held of record by the undersigned at the close of business on March 22, 2000 at the Special Meeting of Unitholders (the "Special Meeting") to be held on April 27, 2000 at the Partnership's principal executive offices located at One Beacon Street, Suite 1500, Boston, Massachusetts, 02108, or any adjournment or postponement thereof, and, in their discretion, upon all matters incident to the conduct of the Special Meeting and such other matters as may properly be brought before the Special Meeting.

    This signed Voting Form revokes all proxies previously given by the undersigned to vote at the Special Meeting of Unitholders or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Unitholders and the Proxy Statement relating to the Special Meeting.

THE GENERAL PARTNERS RECOMMEND A VOTE FOR THE FOLLOWING PROPOSAL.

    To approve the Agreement and Plan of Merger between KR5 Acquisition, L.L.C. and the Partnership and the amendment to the Partnership's Amended Agreement of Limited Partnership, dated as of July 27, 1983, allowing the Partnership to enter into the merger agreement and complete the merger with KR5 Acquisition, L.L.C.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

WHEN PROPERLY EXECUTED, THIS VOTING FORM WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS VOTING FORM WILL BE VOTED FOR THE FOREGOING PROPOSAL. PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.

                                              Dated ______________________, 2000

                                              __________________________________
                                                          Signature

                                              __________________________________
                                                  Signature, if held jointly

                                              Please sign exactly as your name
                                              appears on this Voting Form. If
                                              units are registered in more than
                                              one name, the signatures of all
                                              such persons are required. A
                                              corporation should sign in its
                                              full corporate name by a duly
                                              authorized officer, stating such
                                              officer's title. Trustees,
                                              guardians, executors and
                                              administrators should sign in
                                              their official capacity giving
                                              their full title as such. A
                                              partnership should sign in the
                                              partnership name by an authorized
                                              person, stating such person's
                                              title and relationship to the
                                              partnership.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS VOTING FORM PROMPTLY, USING THE ENCLOSED ENVELOPE. ALTERNATIVELY, PLEASE FORWARD BOTH SIDES OF THE COMPLETED VOTING FORM BY FACSIMILE TO KRUPP FUNDS GROUP AT 617-423-8919.

/ / I have read the above and would like to attend the special meeting in person. Please send me a ticket for admission to the meeting.